                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 1995

                       FRONTIER CORPORATION
        (Exact name of registrant as specified in its charter)

         New York              1-4166            16-0613330
    (State or other          (Commission        (IRS Employer
    jurisdiction of          File Number)    Identification No.)
    incorporation)

180 South Clinton Avenue, Rochester, New York        14646
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code  (716) 777-7100

Item 2   Acquisition or Disposition of Assets
------   ------------------------------------

On August 16, 1995, the Registrant and ALC Communications Corporation ("ALC") completed the closing of the merger of Frontier Subsidiary One, Inc., a wholly-owned subsidiary of the Registrant, with and into ALC, creating the fifth largest long distance carrier in U.S.


Item 7  Financial Statements
------  --------------------

Item 7. The Registrant and ALC Communications Corporation have completed the closing of the merger on August 16, 1995.
The Registrant hereby files its 1994 Restated Supplementary Consolidated Financial Statements and Supplementary Management's Discussion and Analysis. These Supplementary Consolidated Financial Statements and Supplementary Management's Discussion and Analysis have been restated to account for the merger with ALC Communications Corporation using "pooling of interests" accounting treatment.

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The supplementary financial statements specifically include the following:

Financial Statements
--------------------

        Frontier Corporation
        --------------------
        Supplementary Management's Discussion of Results of Operations
                and Analysis of Financial Condition
        Supplementary Report of Independent Accountants
        Supplementary Business Segment Information
        Supplementary Consolidated Statement of Income
        Supplementary Consolidated Balance Sheet
        Supplementary Consolidated Statement of Cash Flows
        Supplementary Consolidated Statement of Shareowners' Equity Supplementary Notes to Consolidated Financial Statements


Exhibits
--------

   23-1   Consent of Accountants (Price Waterhouse)
                (Included in Report of Independent Accountants)

   23-2   Consent of Accountants (Ernst & Young)

   27     Financial Data Schedule

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     Supplementary Management's Discussion of Results of
                       Operations and
               Analysis of Financial Condition

DESCRIPTION OF BUSINESS



     Frontier Corporation (formerly Rochester Telephone Corporation) is a diversified telecommunications company, serving more than 2 million customers throughout the United States. Frontier Corporation's principal lines of business are reported in two segments: Telecommunication Services and Telephone Operations. Telecommunication Services includes Frontier's long distance operations, cellular and paging operations, and telecommunications equipment sales. Telephone Operations is comprised of 36 local telephone companies providing service to over 900,000 access lines in the Northeast, Midwest and South.


1994 OVERVIEW

     Frontier Corporation (the Company) completed a landmark year in 1994, both financially and organizationally. Revenues increased 16.0 percent to exceed $1.6 billion, and operating income rose to $329 million, representing record earnings for the Company. Earnings per share increased 39.8 percent in 1994 to $1.16 per share, before the impact of a change in accounting for certain employee benefits. Significantly, late in 1994, the Company secured state regulatory and shareowner approval of an unprecedented plan to open the Rochester, New York local service market to competition in return for local service "price cap" regulation in the Rochester market and approval for the formation of a holding company. The new regulatory plan for Rochester, New York removes the limit on earnings that was present under "rate of return" regulation for the duration of the plan. Finally, in recognition of the changing nature and expanding geographic presence of the Company, our shareowners approved changing the name of our company to Frontier Corporation.


Financial Highlights

     The Company continued its recent pattern of substantial growth, driven mainly by its competitive long distance business which had revenues of $1.0 billion in 1994, an increase of $219.3 million, or 26.9 percent, over 1993. Overall, Frontier Corporation's revenue mix has shifted away from dependence upon regulated revenue sources and towards non-regulated revenue streams, with the Telecommunication Services segment accounting for 63.4 percent of total revenue in 1994. This compares to 54.7 percent in 1992. As a result of the diversification efforts of the Company over the past several years, the Rochester, New York operating telephone company accounted for only 18.3 percent of total revenues in 1994, down from 46 percent as originally reported in 1990.

     Operating income for 1994 was $328.7 million, which represents an increase of 28.2 percent over 1993. Consolidated net income reached an all time high in 1994 at a level of $180.1 million, a 48.6 percent increase over 1993. The percentage growth in net income was higher than the corresponding percentage growth in operating income due to the combined impact of lower borrowing costs, higher investment income and the sale of our only regional telephone company in North Dakota, which resulted in an $11.3 million pre-tax gain. Including a one-time charge relating to a change in the method of accounting for certain postemployment benefits, earnings per share were $1.12 for the year. Excluding both the one-time charge for the accounting change and the gain from the sale of the telephone company in North Dakota, earnings per share were also $1.12, an increase of 34.9 percent over 1993.

      On March 17, 1995, the Company finalized the acquisition of all of the outstanding shares of American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI was one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. The Company acquired all of the outstanding shares of ASI in exchange for 8.7 million shares of Frontier Corporation common stock.

     On August 16, 1995, the Company merged its long distance operations with ALC Communications Corporation
(ALC), a long distance company headquarted in Bingham Farms, Michigan by acquiring all of its outstanding shares. The merger with ALC, which had 1994 revenues of $568 million, made Frontier the fifth largest long distance company in the country. ALC is a nationwide provider of long distance telecommunication service primarily to the small and medium sized business market. The Company acquired all of the outstanding shares of ALC in a two for one exchange of 69.2 million shares of Frontier Corporation common stock. In addition, the 7.1 million ALC stock options and warrants were converted into 14.2 million Frontier stock options and warrants.

     The ASI and ALC transactions were accounted using the pooling of interest method of accounting, and all historical financial information has been restated to reflect the results of operations of these entities.

     The increase in the number of common shares outstanding in 1994 was impacted by two events. In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering,
2.5 million new common shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. In April 1994, the Company implemented a 2-for-1 split of the Company's common stock, effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. All historical share and per share data have been retroactively adjusted to reflect the split, unless specifically indicated otherwise.


Corporate Name Change and Restructuring

     In December 1994, upon receiving shareowner approval, the Company reorganized as a holding company and changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but also our willingness to embrace the challenges of the future. The name also symbolizes the change from a company focused primarily in Rochester, New York to a company that is expanding geographically and currently operates nationwide.

     Also in December 1994, shareowners approved an unprecedented and landmark restructuring plan, referred to as the Open Market Plan Agreement, between the Company, the staff of the New York State Public Service Commission (PSC), and certain other interested parties. This seven year Agreement, with an effective date of January 1, 1995, was approved by the PSC on October 13, 1994 and allowed the Company to permanently reorganize into a holding company structure. The restructuring into a holding company allows the Company to pursue acquisitions and diversification initiatives without many of the financial and regulatory constraints present under its prior corporate status. Under the Agreement, the Rochester, New York local exchange market has been opened to competition. The Rochester, New York operating company, which formerly was subject to rate of return regulation, will operate under "price" regulation for the life of the agreement. This removes the limit on the Rochester operating company's earnings that was present under rate of return regulation.

     Frontier Corporation (formerly Rochester Telephone
Corporation) now owns directly or indirectly all of the stock of:

     (1) Rochester Telephone Corp., a new regulated telephone and network transport company which holds virtually all of the local service assets used in the Rochester, New York market. Rochester Telephone offers retail local telephone service and also markets wholesale network services and other services to other retail providers of telecommunication services in the Rochester market,

     (2) Frontier Communications of Rochester, Inc., a new retail provider of telecommunication services to residential and business customers located in the Rochester, New York market,

      (3)  Frontier Information Technologies Inc.
(formerly Distributed Solutions, Inc., or DSI), an existing subsidiary of the Company, providing computer, billing and other information processing services primarily to the Company's affiliates,

     (4)  Frontier Communications International Inc.
(formerly RCI Long Distance, Inc.), an existing subsidiary of the Company, and ALC, acquired in August 1995 in a stock for stock exchange, providing long distance telecommunication services to business and residential customers nationwide, and

     (5) the Company's other existing subsidiaries, including our wireless operations and 35 companies which provide local telephone service outside the Rochester, New
York market, as well as companies that provide telecommunication equipment and services in the Rochester market and other markets.

     Renamed as Frontier Corporation after shareowner approval on December 19, 1994, the Company is entitled to issue securities and effect acquisitions or expand existing lines of business without obtaining the approval of the PSC, subject only to the same exceptions as any other holding company operating in New York State. As a result, the Company should be able to respond more quickly to customer needs and new opportunities.

     The establishment of Frontier Communications of Rochester Inc. allows the Company to provide integrated communications services to customers. Frontier Communications of Rochester will buy network access from Rochester Telephone Corp. or other carriers, and package these services with its own and others' product lines such as long distance, wireless, data services and voice mail. Initially, Frontier Communications of Rochester's customer base includes Centrex and digital private line customers previously serviced by the former Rochester local operating company. Beginning on January 1, 1995, Frontier Communications of Rochester and other competitors were authorized to compete for local service customers from Rochester Telephone Corp.'s current customer base. Frontier Communications of Rochester intends to create value by becoming the single point of contact for sales and service for its customers. The Company anticipates that competitive strength will be enhanced due to its ability to create market-demanded packages of telecommunications products and services, and to provide a single bill for all of these services. While its services will initially be limited to customers in the Rochester, New York market, Frontier Communications anticipates that it may offer its services elsewhere.


Certain Considerations Related to the Open Market Plan


     Management believes there are significant market and business opportunities associated with the Company's Open
Market Plan. However, there are also uncertainties associated with the Plan and the corporate restructuring.
In our opinion, these are the most significant:

     (a) Increased Competition in the Rochester, New York Market. The Open Market Plan is expected to hasten local telephone competition in the Rochester, New York market by providing for (1) the full interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers and (4) telephone number portability. Some competitors have already announced an intention to provide basic local exchange services in the Rochester market. The inherent risk associated with opening the Rochester market to competition is that some customers will purchase services from competitors, which would reduce the number of customers of the Company and potentially cause a decrease in the Company's revenues and profitability. The Company believes, however, that usage of its network following implementation of the Open Market Plan will increase, and that new revenue will offset, to some extent, the loss of revenues from end-user customers. Increased competition may also lead to additional price decreases for services of the Company, adversely impacting the Company's margins. However, price cap regulation will not require Rochester Telephone Corp. to rebate any additional earnings achieved through operating efficiencies that previously would have been shared with customers. Moreover, services in the Rochester, New York market are already subject to competition. This trend will probably continue with or without the Open Market Plan. The Open Market Plan allows the Company to anticipate the erosion of its market share in local exchange services on terms that the Company believes will be in the best interests of its customers, employees and shareowners.

     (b) Risk of Rate Stabilization Plan. The Rate Stabilization Plan incorporated in the Open Market Plan Agreement provides for a total of $21 million in rate reductions for Rochester Telephone Corp. over the life of the Agreement. During this time, the rates charged by Rochester Telephone Corp. for basic residential and business telephone service may not be increased for any reason. But, since Rochester Telephone Corp. will operate under a price cap environment with no rate of return regulation, the Company will be able to retain the full value of any cost savings it introduces over the life of the plan. Even though the rates provided in the Rate Stabilization Plan were designed to permit the Company to recover its costs and to earn a reasonable rate of return, there is no assurance that this will occur. The effect on the Company's results of operations cannot be predicted because of uncertainty about Rochester Telephone Corp.'s network usage and its costs.

     (c) Restraints on the Company's Control of Rochester Telephone Corp. The Open Market Plan Agreement limits the number of inside directors on the Board of Directors of Rochester Telephone Corp. and the ways in which its officers and senior management employees are compensated. The Open Market Plan also prohibits payment of dividends by Rochester Telephone Corp. to Frontier Corporation if (i) Rochester Telephone Corp.'s senior debt has been downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies or is placed on credit watch for such a downgrade, or (ii) a service quality penalty is imposed under the Open Market Plan Agreement. Dividends paid to the parent, Frontier Corporation, also are prohibited unless Rochester Telephone Corp.'s directors certify that such dividends will neither impair Rochester Telephone Corp.'s service quality nor its ability to finance its short and long term capital needs on reasonable terms while maintaining an S&P debt rating target of "A". Other financial covenants exist to ensure that Rochester Telephone Corp. will have the financial strength to provide quality service. The Company believes that these conditions will not affect the opportunities for either Frontier Corporation or Rochester Telephone Corp.

     (d) Holding Company Structure. The Company no longer directly owns any material assets other than its interest in the capital stock of its subsidiaries. As noted above, dividends from Rochester Telephone Corp.
     to Frontier Corporation are subject to the financial covenants of the Open Market Plan.

     (e) Potential Diversification Risk. The Company is now able to make acquisitions and investments, enter into new lines of business and geographic areas, issue equity securities and incur long-term indebtedness without PSC approval, subject to certain exceptions.
     The Company may pursue opportunities with both greater potential profits and greater business risk than it could pursue as a telephone company subject to the authority of the PSC. There can be no assurance that any expansion of the Company's business will be successful. However, it is the current intention of the Company to engage only in telecommunications-related businesses.

     (f) Other Considerations. (i) The Open Market Plan Agreement precludes the PSC from seeking royalties for the next seven years. After that, the PSC may be able to assert its authority to do so. (ii) Because Rochester Telephone Corp. and Frontier Communications of Rochester will, at least initially, be competing for the same customers, there may be some duplication of sales and service expenses in the consolidated company. Over time, this duplication is expected to reach minimal levels.

INDUSTRY OUTLOOK AND STRATEGIES

     As evidenced by the revolutionary change occurring in the Company's Rochester, New York market, the Company believes competition will increasingly be recognized and promoted in public policy, and that consumers will increasingly have opportunities to make real choices for their telecommunications needs. The Company believes that regulation has created artificial distinctions among local, long distance, wireless and cable services, and that convergence among these industry segments is unavoidable.
The Company expects the overall marketplace to expand as customers increasingly rely on communications products and services to improve productivity and profitability in their businesses, as well as to add convenience and time to their personal lives. The Company's objective is to serve our customers as their single source for integrated telecommunications solutions.

     Frontier Corporation's Vision is to become the premier company in the telecommunications industry by providing products, services and applications that delight our customers, by being a team of qualified employees committed and accountable to this Vision, and by delivering exceptional returns to shareowners. Our goal is to expand our role as a "value creator" -- that is, to enhance the benefits that all of our stakeholders obtain from their ongoing relationships with us. We realize that changes in the industry are occurring rapidly and that this will continue for the foreseeable future. We believe that Frontier Corporation's strong operating performance and our marketing and regulatory initiatives have firmly positioned the Company as a leader in our industry.

     One important challenge for the Company over the remainder of the decade is to increase significantly the size of our business. We want to grow. Such growth will give us the opportunity to provide more services to more customers, while taking advantage of size and scale economies. Frontier Corporation will continue to focus on expanding its existing customer and revenue base.

     Consistent with this growth strategy, the Company announced several acquisitions during 1994. In October, we announced our intent to acquire California-based WCT Communications, Inc., a long distance company which has annualized revenues in excess of $100 million. This acquisition was finalized in May 1995. In July, 1994, the Company agreed to purchase the Minnesota Southern Cellular Telephone Company, a non-wireline cellular telephone service provider whose territory is located in an area south of Minneapolis. This acquisition was finalized on March 29, 1995. In March 1995, the Company finalized its acquisition of American Sharecom, Inc. and accounted for this transaction as a pooling of interests. In August 1995, the Company merged its long distance operations with ALC and accounted for this transaction as a pooling of interests. All historical data have been restated to reflect the acquisitions accounted for as a pooling of interests. The combination of ALC and American Sharecom with Frontier Communications International will bring Frontier's annual long distance revenues to over $1 billion, establish our coast-to-coast network and make Frontier the fifth largest long distance company in the country

     In June 1994, we finalized the formation of the Upstate Cellular Network (UCN), a wireless joint venture with NYNEX Corporation that is managed by Frontier. The formation of this joint venture allowed Frontier to significantly expand its presence in the wireless sector. Through the Upstate Cellular Network and our majority ownership interests in several Rural Service Areas (RSA) in Alabama and New York, the Company now manages cellular properties which have a total coverage that reaches 4.2 million people.

     Our pending acquisitions will further accelerate the transformation of the Company from one with an original base in local telephony to one that is more focused on the long distance segment and on achieving communications services integration. The majority of our total revenues come from sources that no longer fall under traditional rate of return regulation.


RESULTS OF OPERATIONS

Consolidated

     Consolidated revenues and sales were $1,667.5 million in 1994, a $230.1 million, or 16.0 percent, increase over 1993. This performance followed a 14.8 percent increase in 1993 over 1992. The primary factor in these increases has been the rapid growth in the Company's long distance business, which has been driven by both increased market penetration and acquisitions. Consolidated costs and expenses were $1,338.9 million, $1,181.1 million, and $1,042.5 million in 1994, 1993 and 1992, respectively, reflecting 13 percent increases in 1994 and 1993. The
Company continued to focus its efforts on cost containment, process redesign and operating synergies during 1994, as reflected in the improvement in consolidated operating margins from 16.8 percent in 1992 and 18.1 percent in 1993 to 19.7 percent in 1994, excluding the impact of a $3.3 million software write-off in 1993.

     Several one-time events have occurred during the past three years that have impacted the comparability of the Company's results from operations. These items are summarized below.

1.     Acquisitions/Divestitures

     In August 1995, the Company issued 69.2 million common shares to merge with ALC Communications Corporation, a long distance company headquarted in Bingham Farms, Michigan.
The transaction was accounted for using the pooling of interests method and all historical financial information has been restated accordingly.

     In March 1995, the Company issued 8.7 million common shares to acquire all of the outstanding common shares of American Sharecom, Inc., a long distance company headquartered in Minneapolis, Minnesota. The transaction was accounted for as a pooling of interests and all historical financial information has been restated accordingly.

     In July 1994, the Company and NYNEX Corporation combined certain cellular interests and formed a 50/50 joint venture to operate a cellular network in upstate New York. Financial results of the joint venture have been reported by the Company on the equity method of accounting, reflecting Frontier's proportionate share of the joint venture's earnings in the "Other income and expense" section on the Consolidated Statement of Income. Previously, the revenues and expenses of the Company's wireless operations in New York had been consolidated. (See Note 3 to the Consolidated Financial Statements.)

     In May 1994, we sold our only telephone operating company in North Dakota, Minot Telephone, for cash. Minot served approximately 27,000 access lines. The transaction resulted in a pre-tax gain of $11.3 million.

     In December 1993, the Company increased its cellular ownership from 50.6 percent to 69.6 percent in the South Alabama cellular partnership. This transaction gave the Company the right to manage the two cellular properties, Alabama RSA #4 and #6, which serve a territory with a population of approximately 252,000. As a result of this increased ownership, we began reporting the South Alabama cellular interests on a consolidated basis of accounting in 1994, whereas previously this partnership had been accounted for on the equity method.

     In September 1993, Frontier Communications of the Mid
Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.). was acquired using 143,587 shares of treasury stock (before the 1994 stock split). In June 1993, we acquired Budget Call
Long Distance, Inc. for $7.5 million in cash. Both transactions were accounted for as purchase acquisitions.

     Also in September 1993, the Company sold its interest in the S&A Telephone Company in Kansas (approximately 800 access lines) and its related minority cellular interest.
In addition, the Company sold a substantial portion of its investment in a Canadian long distance company in November
1993. These sales resulted in pre-tax gains totaling $4.4 million.

     During July 1993, the Company acquired the specialized 800 customer base of Call Home America, Inc. (CHA) for $15.5 million plus a payment of $4.2 million made in August 1994 which was based on certain 800 customer base revenue generated by the customers in April, May and June 1994. The Company also acquired additional customers from CHA under a marketing agreement from August 1993 through 1994. Under this agreement, an additional $9.0 million and $4.1 million was paid for customers acquired during 1994 and 1993, respectively, and has been allocated to the purchase price for the related customers acquired during the respective years.

     In April 1993, we acquired a 70 percent ownership interest in the Utica-Rome Cellular Partnership by issuing
702,737 shares of the Company's common stock (before the 1994 stock split). We recorded this transaction using the purchase method of accounting.

     In August 1992, we acquired Frontier Communications of
Georgia (formerly Statesboro Telephone Company), a company with more than 15,000 access lines. A total of 1.5 million shares of common stock were issued in the transaction
(before the 1994 stock split), which was accounted for as a pooling of interests.

2.     Accounting for Postemployment Benefits

     The Company changed its method of accounting for certain employee benefits in 1994. This change was necessitated by the Financial Accounting Standards Board, the authoritative body for accounting rules. This new rule, referred to as Financial Accounting Standards Board Statement No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits," addresses the manner in which companies must record expenses for postemployment benefits, including payments for disability, pre-pension leave (salary continuation) and severance pay. FAS 112 requires that projected future costs of providing postemployment benefits be recognized as an expense as employees render service rather than when the benefits are paid. This accounting change is very similar to the change made in 1993 for postretirement benefits, which was addressed by FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Adoption of FAS 112 required the Company to calculate, and record in 1994, the cumulative effect of the change in accounting methodology for all years prior to 1994. The cumulative effect of the change in accounting methodology for FAS 112 amounted to an after-tax charge of $7.2 million, net of taxes of $3.9 million. As required by the pronouncement, the Company reported this one-time charge as a special line item on the Consolidated Statement of Income in 1994. This accounting change does not have a material impact on the Company's cash flows or its earnings from continuing operations.


3.     Software Write-Off

     In 1993, the Company recorded a $3.3 million pre-tax charge to write-off certain deferred costs associated with a project to redesign customer account records, order flow and customer billing systems. (See Note 4 to the Consolidated Financial Statements.)

4.    Loss Related to Early Retirement of Debt

      In 1993, the Company completed an offering of $85.0 million 9.0% Senior Subordinated Notes. The net proceeds were used to repay outstanding 11 7/8% Senior Subordinated
Notes and to reduce other short term borrowings. The early retirement of 11 7/8% Senior Subordinated Notes resulted in an extraordinary loss of $7.5 million, net of income taxes.
(See Note 4 to the Consolidated Financial Statements).

5.     First Mortgage Bond Refinancing

     In 1992, the Company recorded an extraordinary,
after-tax charge of $1.1 million relating to costs incurred
for the early extinguishment of its Series H, 9 1/2% first
mortgage bonds.  The bonds were retired using internally
generated cash and the private placement of $35 million of
debt at a telephone subsidiary.   (See Note 4 to the
Consolidated Financial Statements.)


TELECOMMUNICATION SERVICES

     The Telecommunication Services segment is comprised of the Company's long distance business, wireless operations (where the Company has sufficient ownership to report on a consolidated basis), and equipment sales. This segment is the fastest growing part of the Company, as evidenced by its increasing contribution to our overall financial results.
In 1994, revenues from Telecommunication Services comprised
63.4 percent of total revenue, up from 54.7 percent only two years ago. Similarly, operating income from this business segment accounted for 49.7 percent of the Company's total, as compared with 32.3 percent in 1992.

     Telecommunication Services revenues include long distance usage and fixed monthly fee revenues, wireless access and usage charges, and sales of telecommunication systems and services. Principal expenses associated with these revenues consist of costs for leasing of transmission facilities and the payment of local access charges for our long distance business, charges for interconnection of cellular and paging operations with telephone companies, costs of cellular telephones and paging units sold, cost of telecommunications equipment sold, and labor.

     Revenues and expenses derived from our majority-owned cellular operations are reflected in the consolidated financial statements. Our minority interests, including the 50/50 joint venture with NYNEX in upstate New York that was formed in July 1994, are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings (losses) being reflected in a single line item below operating income on the Company's Consolidated Statement of Income, entitled "Equity earnings
(loss) from unconsolidated wireless interests." Prior to the formation of the wireless joint venture with NYNEX in July 1994, the revenues and expenses of our wireless operations in upstate New York had been consolidated. (See
Note 3 to the Consolidated Financial Statements for additional information concerning our wireless operations.)

     Telecommunication Services sales were $1,057.9 million in 1994, up $214.3 million, or 25.4 percent, over 1993.
This compares to an increase of $158.6 million, or 23.2 percent, the previous year. This growth in both years was driven by our long distance operation, Frontier Communications International, (formerly RCI Long Distance), and the impact from our recently acquired acquisitions, ALC Communications Corporation and American Sharecom, accounted for as a pooling of interests. Revenues in our Network Systems and Services line of business, which includes long distance, rose 27.0 percent in 1994 due to sales of services to additional customers, greater usage, growth in consumer services, price changes and the impact of the acquisitions of the Call Home America customer base beginning in July 1993, Budget Call Long Distance in July 1993 and Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) in September 1993. Another factor for the growth in the long distance operation is our Visions Long Distance subsidiary, which resells services from Frontier Communications International to customers of a number of our local telephone subsidiaries under the brand name used by the local telephone company.

     Revenues from our Wireless Communications line of business decreased $5.0 million, or 16.8 percent, in 1994 because of the change in the method of accounting for the upstate New York cellular operation in July 1994. Through the first six months of 1994, the period prior to the adoption of equity accounting for the Upstate Cellular partnership, the Company's wireless revenues had increased
68.5 percent to $20.9 million from $12.4 million in 1993.
In 1993, wireless revenues rose $8.5 million, or 40.1 percent, over 1992. Despite the change in the manner of reporting wireless operations, we are very committed to this business as indicated by the growth of our proportionate share of wireless revenues for properties we manage, which rose 30.2 percent in 1994, reaching $35.6 million. Although prices were relatively stable for cellular service in 1994, new customers generated a lower average volume of calls resulting in a 7.2 percent decrease in average revenue per customer. This is consistent with industry trends. The
40.1 percent increase in Wireless Communications revenues in 1993 over 1992 was a result of the combination of the acquisition of the Utica-Rome partnership in April 1993, price increases and a growing customer base.

     Costs and expenses for Telecommunication Services in 1994 totaled $894.5 million, reflecting an increase of 21.5 percent over 1993. The increase for 1993 versus 1992 was
19.3 percent. The increases in both years are primarily due to the increased volume of long distance traffic carried by the Company and the associated costs to originate and terminate the traffic on local telephone company facilities, in addition to the impact of acquisitions completed during 1993. Marketing and selling expenses have also risen in line with sales. As a percentage of sales, long distance costs of access remained stable due to price erosion and a higher percent of reseller revenue, offset by the improved efficiency of our network and decreasing charges from local telephone companies and other access providers. The increase in 1994 expenses was partially offset by the change in the method of reporting cellular results for the upstate New York joint venture.

     Operating margins for Telecommunication Services improved to 15.4 percent in 1994, following a margin of 12.7 percent in 1993 and 9.9 percent in 1992. The gain in 1994 results is driven by better long distance margins which rose to 15.7 percent in 1994. Wireless operating margins were adversely affected by the accounting change for cellular properties in New York.

     The Company's long distance revenue is subject to certain limited seasonal variations. Because most of the Company's long distance revenue is generated by commercial customers, the Company traditionally experiences decreases in long distance usage and revenue in vacation and holiday periods. Since 1992, the impact of commercial traffic seasonal variations has been more than offset by strong year over year traffic growth as well as carrier growth in residential traffic. However, the effect of commercial seasonality is still evidenced by lower sequential traffic growth in the fourth quarter.


TELEPHONE OPERATIONS

     This segment, which is comprised of our local exchange telephone companies, continues to be very important to the Company. In addition to providing strong cash and overall financial returns, the local companies serve a large customer base that represents service integration sales opportunities. For several years the Company complemented the internal growth of telephone revenues with acquisitions in order to diversify its regulatory risks and increase the size of its customer base. The Company has further refined this strategy by disposing of certain telephone operating subsidiaries that no longer fit the Company's overall expansion plans. Both the sale of Minot Telephone in North
Dakota in May 1994 and the divestiture of Ontonagon
Telephone in Michigan in March 1995 are results of the limited opportunity to expand the Company's presence in the respective geographic areas.

     Revenues for this segment are derived from local telephone service and access fees from long distance companies, directory advertising, billing services and other services such as sales of telephone equipment and voice mail. As a result of recent regulatory reforms, traditional rate of return regulation is no longer applicable to much of our telephone revenues. Increasingly, a more flexible form of regulation called price, or price cap, regulation is replacing rate of return regulation, focusing on price levels as opposed to earnings levels. Telephone Operations expenses are mainly related to the development and maintenance of the local exchange networks. Additional expenses include the costs associated with customer service and billing.

     Telephone Operations revenues increased $15.8 million to $609.7 million in 1994, representing an increase of 2.7 percent over 1993. For 1993 versus 1992, revenues increased
4.7 percent to $593.9 million. Revenue growth resulted from increases in access lines, higher feature revenue, and rate increases at our regional telephone companies, offset partially by the sale of Minot Telephone in North Dakota which was completed in May 1994. Access line growth was 3.0 percent in 1994 and 2.3 percent in 1993, after adjusting for acquisitions and divestitures. The average revenue per employee for Telephone Operations in 1994 was $193,181, an increase of 12 percent over the prior year. Growth in toll revenues, primarily in network access service which represents fees charged to long distance companies for the use of our network, also contributed to the segment's revenue increase. Minutes of use related to long distance traffic increased 9.5 percent in 1994 and 7.7 percent in 1993. In general, prices being charged to long distance companies for access service usage have declined slightly over the past two years in order to address the need of our local telephone operating companies to remain competitive in their respective markets and due to certain regulatory requirements. We expect that this price decline will continue as competition increases and regulatory controls are released. Telephone
Operations revenues were reduced by $8.2 million in 1994 when compared with 1993 as a result of the divestitures made during the past two years.

     During 1994 and 1993, we continued to gain increased market penetration of enhanced services such as custom calling features and advanced number identification products like Caller ID. Revenue growth was also positively impacted in both years by rate increases at our regional telephone companies (see Regulatory Proceedings caption). Regulatory revenue reductions at our Rochester, New York operating company partially offset these increases.

     Costs and expenses for Telephone Operations decreased
 .1 percent in 1994 and increased 4.6 percent in 1993. The divestitures in 1993 and 1994 accounted for a reduction in expenses of $5.9 million in 1994. After adjusting for the impacts from divestitures and the $3.3 million software write-off in 1993, costs and expenses increased 2.0 percent in 1994, a decrease from the 3.8 percent increase between 1993 and 1992. In 1994, the Company continued to achieve benefits from redesigning work processes and combining administrative operations throughout the Telephone
Operations segment. In addition, an early retirement program in March 1994 and lower employee benefits costs helped to contain expenses. Aside from the one-time software write-off, the primary reasons for expense increases in 1993 were higher wages and benefits, increased severance and other expenses associated with streamlining operations to arrive at a reduced cost structure, and an increase in right-to-use fees associated with network software upgrades.

     Operating margins for Telephone Operations were 27.1 percent in 1994, 25.7 percent in 1993 (after adjusting for the software write-off) and 25.0 percent in 1992. The composite depreciation rate for this segment was 6.4 percent in 1994, compared with 6.2 percent in 1993 and 6.4 percent in 1992. Through its interaction with regulatory authorities, the Company continues to pursue better alignment of depreciation rates with the economic lives of depreciable property.

     A common measure of the efficiency for telephone companies is the number of employees per 10,000 access lines. We continue to make efficiency improvements as evidenced by the decrease in this metric from 43 in 1992 and 38 in 1993, to 34 in 1994, near the best in our industry.


OTHER INCOME STATEMENT ITEMS

Interest Expense

     Interest expense decreased 11.6 percent in 1994 and
15.0 percent in 1993 due to lower levels of debt outstanding throughout the year. In February 1994, we retired $9.4
million of debt at our regional telephone subsidiaries.   In
December 1994, as a part of our Open Market Plan implementation, we issued $120 million of debt and repurchased $30 million of outstanding debentures. These December transactions did not have a significant impact on 1994's interest expense. During 1993, we recalled a total of $172.4 million of debt, including the 11 7/8% subordinated notes which had an effective interest rate of 13.6%. In addition, line of credit borrowings were decreased in 1994 and 1993 due to improved cash from operations.

Gain on Sale of Assets

     The gain on sales of assets in 1994 amounted to $10.1 million, a $5.6 million increase when compared to 1993. The 1994 amount resulted mainly from the sale of our only telephone property in North Dakota in May 1994. In 1993, we recognized gains on sales of our only telephone property in Kansas, S&A Telephone Company, and a portion of our minority investment in a Canadian long distance company.
Equity Earnings (Loss) from Unconsolidated Wireless
Interests

     Equity earnings from the Company's interests in wireless partnerships in 1994 were $3.2 million, an increase of $1.9 million over 1993. This increase was the result of the change in accounting related to the formation of our 50/50 joint venture in July 1994 with NYNEX Corporation in order to operate a unified cellular network in upstate New York. Financial results for the joint venture have been reported on the equity method of accounting, reflecting our proportionate share of the joint venture's earnings. Previously, the Company's revenues and expenses associated with its Rochester and Utica-Rome cellular partnerships in New York State had been fully consolidated.

Other Income (Expense), Net

     In 1994, other income (expense), on a net basis, improved $1.4 million, or 27.1 percent, over 1993. This improvement is primarily related to higher interest income associated with increased cash balances, offset in part by higher business development and strategic planning activities and costs, and administrative expenses associated with the Company's restructuring.

     In 1993, net other expenses were $5.1 million, an increase of $.8 million over 1992's net other expenses.
This was due to administrative expenses associated with the Company's reorganization petition with the New York State
Public Service Commission, debt refinancing expenses, and acquisition costs.

Income Taxes

     The effective tax rate in 1994 was 36.8 percent, compared to 36.4 percent in 1993 and 23.6 percent in 1992. The effective tax rate in 1992 was lower primarily due to the utilization of operating loss carryforwards under FAS
109. FAS 109 requires that the tax benefit of tax net operating loss carryforwards ("NOLs") be recorded as an asset to the extent that management assesses that the realization of such NOLs is "more likely than not". Management believes that the realization of the benefit of the NOLs beyond a three-year period is difficult to predict and, therefore, has recorded a valuation allowance which has the effect of limiting the recognition of future NOL benefits to those expected to be realized within the three year period.

     The Internal Revenue Code provides that if an ownership change occurs, the taxable income of a corporation available for offset by NOLs will be subject to an annual limitation
("Section 382 Limitation").

     The transfer of ALC Common Stock, Class B preferred and Class C Preferred by CTI, the Company's former parent, to certain banks in August 1992 resulted in an ownership change with a section 382 Limitation of approximately $10 million per annum. As a result of this annual limitation, along with the 15 year carryforward limitation, the maximum cumulative NOLs which can be utilized for federal income tax purposes in 1995 and future years are limited to an aggregate of approximately $108 million.

     Future events beyond the control of the Company could reduce or eliminate the Company's ability to utilize the tax benefit of its NOLs. The tax benefit of NOLs would be eliminated if the Company fails to meet the continuity of business requirements. (See Note 8 to the Consolidated Financial Statements.)

FINANCIAL CONDITION

     Management's overall objective is to maximize shareowner value. While increasing net income is an important component of the process, management believes that the primary source of value over the long term is cash generation over and above investment requirements. Key management decisions are made based on the value added to our shareowners' investment. Corporate performance, strategies, capital projects and acquisitions are evaluated and measured using cash flow analysis and investments are expected to provide a return that exceeds the risk-adjusted cost of capital of the Company, or specific business unit, as appropriate.

     There are a number of key financial metrics that can be used to monitor management's performance. While several of these metrics provide information on the Company's financial condition at a specific time, others, such as shareowner return, are somewhat dependent on the overall financial markets and are often more useful when viewed over an extended period of time.

Key Financial Data
($'s in millions, except per share data)
----------------------------------------------------------
                             1994        1993        1992

Total debt                 $  667       $  587      $  695
Total capital              $1,616       $1,314      $1,321
Debt ratio                  41.3%        44.7%       52.6%
Operating margin            19.7%        17.8%       16.8%
Pre-tax interest coverage    6.8x         4.5x        3.1x
Capital expenditures       $  114       $  124      $  137
Dividends declared
 per share                 $ .815       $ .795      $ .775
Dividends paid per share   $ .810       $ .790      $ .770
Dividend yield               3.9%         3.6%        4.4%
Total shareowner return      (2.8%)      31.1%       15.7%
Year-end stock price       $21.13       $22.57      $17.82


Cash Flows from Operating Activities

     Cash flows from operations amounted to $305.5 million in 1994, an increase of $13.2 million from 1993. In 1993, cash from operations was $292.2 million, an increase of $42.5 million over 1992. In 1994, higher net income was offset in part by increased working capital requirements for our rapidly growing businesses. Cash from operations was negatively impacted by taxes associated with the gain on the sale of the Minot property in North Dakota in May 1994. The cash proceeds from this sale appears in the "Cash Flows from Investing Activities" section of the Consolidated Statement of Cash Flows. In 1993, the increase was the result of increases in revenue coupled with the impact of increased interest and taxes payable caused by the timing of payments as compared to 1992.

Cash Flows from Investing Activities

     Cash used for investing activities decreased $61.5 million in 1994, from $151.2 million to $89.7 million. In 1993, cash used for investing activities increased $13.6 million versus 1992. Capital expenditures continue to be the single-largest recurring use of the Company's funds. In 1994, capital spending, net of salvage, amounted to $112 million, a decrease of $8.3 million from 1993. An increase in the Company's liquid investments that have maturities of greater than three months but less than one year also resulted in a use of funds in 1994. Offsetting these cash outflows in 1994 were the proceeds from the sale of our telephone property in North Dakota. The increase in 1993's investing activities was caused by an increased usage of cash related to acquisitions.

Cash Flows from Financing Activities

     Cash flows from financing activities amounted to an inflow of $109.6 million in 1994, compared with outflows of $177.4 million in 1993 and $87.4 million in 1992. The increase for 1994 resulted from $106 million in proceeds from the Company's equity offering in February 1994 and the net increase of $70.9 million of debt as a part of the Company's reorganization, offset in part by the payment of dividends to shareowners and the retirement of certain high cost debt earlier in the year. The decreases for 1993 and 1992 resulted from the retirement of long-term debt and the payment of dividends.

Liquidity and Capital Resources

     The Company must generate adequate amounts of cash to meet both short-term and long-term needs. The Company's liquidity is a function of our capital spending program, debt service requirements, internal generation of funds and access to securities markets.

     Management has emphasized the importance of cash throughout the organization by providing training and establishing cash measures that are critical in the determination of performance-based compensation. The Company closely monitors the components of its working capital in order to maximize cash flows. However, the timing of purchases for capital additions has a significant impact on the balance of accounts payable until refinanced or liquidated using internally generated funds.

     During 1994, we entered the capital markets on several occasions to finance the growth of our businesses (including acquisitions and new product development), as well as to retire certain high cost debt. In February 1994, new shares of common stock were issued that netted proceeds of $106 million. In August 1994, $125 million in committed credit facilities were negotiated with five commercial banks to provide the Company with sources of funds for the backup of its short-term commercial paper program, as well as for general corporate purposes. At year end, the Company had not borrowed against these facilities. In December 1994, a $160 million revolving credit facility with seven banks was established in order to provide debt for the Rochester, New York operating company as required under the Open Market Plan Agreement with the New York State Public Service Commission. At year end, $120 million was borrowed under this facility. A portion of the proceeds were used to retire other more costly long-term debt.

     At a special shareowners' meeting in December 1994, shareowners approved an increase in the number of authorized shares of common stock from 100 million shares to 300 million shares. Additionally, shareowners gave their approval to authorize 4 million shares of a new class of preferred stock which have been designated as Class A Preferred Stock. The Company proposed these changes so as to provide greater flexibility to raise capital and to structure acquisition transactions.

     At December 31, 1994, aggregate debt maturities amounted to $4.9 million for 1995, $6.6 million for 1996 and $5.3 million for 1997. During 1994 the Company met individually with its debt rating agencies to review the Company's financial performance. In May 1994, Duff and Phelps upgraded the Company's senior unsecured bond rating from A- to A. In January 1995, Standard and Poor's upgraded its rating on the Company's senior unsecured debt from A to A+, Moody's upgraded from A3 to A2 and Fitch upgraded from A to A+.

     The financing requirements associated with the Company's network modernization programs have remained relatively stable. We have in place a switching network that is essentially 100 percent digital, while a significant amount of fiber has been installed throughout our telephone and long distance operating territories. Total gross expenditures for property, plant and equipment in 1995 are anticipated to be $163.0 million. The total capital program represents an increase of $49.0 million over 1994. The increase is largely driven by capital requirements associated with the growth of our long distance and wireless operations and the integration of our pending long distance acquisitions.

     Notwithstanding the acquisition of ALC Communications Corporation (ALC) in August 1995 and American Sharecom, Inc.
(ASI) in March 1995, for which historical financial results have been restated, the Company had three acquisitions pending at the end of 1994, each of which will play an important strategic role in the growth of the Company. Approximately .9 million shares of common stock were used for the acquisition of the Minnesota Cellular properties which was completed in March 1995 and accounted for as a purchase transaction. WCT Communications Inc. in California was acquired for $80.0 million in cash in May 1995. The ConferTech International, Inc. acquisition was completed in March 1995 at a cash price of $66.0 million. It is expected that acquisitions will continue to be a significant factor in the growth of the Company, as will building alliances through partnering or forming joint ventures. Any investment opportunity will have the ultimate goal of improving shareowner value.

     In December 1994, the Board of Directors increased the quarterly dividend paid on common stock to 20.75 cents per share, payable February 1, 1995, to shareowners of record on January 13, 1995. This 2.5 percent increase raises the annualized common stock dividend to $0.83 per share. This represents the 35th consecutive annual increase in our dividend.


REGULATORY MATTERS

Open Market Plan

     At its public meeting on October 13, 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written Order in November 1994. As previously discussed in more detail in the section entitled "Corporate Name Change and Restructuring," the Open Market Plan was approved by shareowners in December 1994 and became effective on January 1, 1995.

     During the seven year period of the Open Market Plan Agreement, rate reductions of $21 million will be implemented for Rochester area consumers and rates charged for basic residential and business telephone service may not be increased. Although these rates have been designed to permit Rochester Telephone Corp. to recover its costs and to earn a reasonable rate of return, there is no assurance that this will actually happen. Also, under the Open Market Plan Agreement, Rochester Telephone Corp. will no longer be subject to rate of return regulation and thus the company is able to retain any expense savings or any additional revenue from the sale of increased services or usage. In addition, a total of $17 million will be credited to the depreciation reserve over the seven year life of the plan.

     Although Rochester Telephone Corp. is a wholly-owned subsidiary of Frontier Corporation, Frontier's ability to control the management and operations of Rochester Telephone Corp. are partially restricted by various provisions of the Open Market Plan. The Plan contains certain financial covenants that are intended to insure that Rochester Telephone Corp. will not lack the financial strength to provide quality service, including covenants relating to dividends that may be paid to the parent company and the level of debt that may be maintained at the subsidiary company.

     During its seven year duration, the Open Market Plan Agreement resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation for several years. In 1984, the PSC initiated a proceeding to investigate whether or not the Company's unregulated subsidiaries should pay a royalty to the Rochester, New York operating company for alleged intangible benefits received from the use of the Rochester Telephone name and reputation. The proceeding was reopened in 1990. In July 1993, the PSC imposed a royalty in the amount of two percent of the total capitalization of Frontier Corporation's unregulated operations. Based upon an initial interpretation of the PSC's Order, the Company estimated that the effect of the Order was in the range of $2 million per year. The Company vigorously disagreed with the PSC's determination and is pursuing judicial review of the PSC's Opinion and Order. The Appellate Division, on June 30, 1994, confirmed the PSC's Order and the Company appealed to the New York State Court of Appeals. On December 8, 1994, the Court of Appeals accepted the Company's appeal.

     The Open Market Plan temporarily resolves certain financial questions that are linked to a royalty proceeding. On October 31, 1995, the New York Court of Appeals, in general, confirmed the Commission's authority to utilize a royalty as a ratemaking adjustment in certain defined circumstances.

Incentive Regulation

     Prior to the Open Market Plan Agreement which became effective in January 1995, an incentive regulation agreement had been in effect for the Rochester, New York operating company. As part of that agreement, Rochester Telephone Corp. agreed to share with ratepayers 50 percent of earnings above a threshold rate of return. In addition, the company's revenue requirement was reduced by $5 million in 1993 and $9.5 million in 1994. The 1993 sharing amount was refunded through customer billing credits. The 1994 revenue requirement reduction, plus interest, was credited to the company's depreciation reserve to alleviate a reserve deficiency rather than refunding cash to ratepayers. There was no 1994 sharing amount.

Rate Awards

     In 1994, two of the Company's telephone subsidiaries completed rate increase proceedings with state regulatory agencies that were initiated in 1993. In February 1994, the Iowa State Utilities Board approved a $2.9 million annual revenue increase for Frontier Communications of Iowa (formerly Vista Telephone Company of Iowa), effective retroactively to November 1993. In April 1994, Frontier Communications of Minnesota (formerly Vista Telephone Company of Minnesota) was granted the authority by the Minnesota Public Service Commission to increase annual revenues by $4.4 million. Frontier Communications of Minnesota had previously increased rates temporarily in May 1993.

Regulatory Accounting

     As discussed in Note 1 of the Notes to the Consolidated Financial Statements, the Company's regulated telephone operations comply with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." FAS 71 requires regulated entities to apply special accounting treatment to certain revenues and expenses that are recoverable through rates (prices) to be set by regulators in future periods. The applicability of FAS 71 is appropriate only if the Company expects that rates will be designed to recover costs from customers. The Company periodically reviews the criteria that would result in the discontinuance of FAS 71, including changes in the level of competition or a significant change in the manner in which rates are set by regulators. At this time, the Company believes that FAS 71 continues to be appropriate. However, if in the future it determines that FAS 71 is no longer applicable, the resulting impact to the Company's Statement of Income could be a material, extraordinary non-cash charge to earnings.


OTHER ITEMS

  The information presented in this Supplementary Management's Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the Company's Supplementary financial statements and accompanying Supplementary Notes for the three years ended December 31, 1994.

Report of Independent
Accountants


To the Shareowners of
Frontier Corporation


     In our opinion, the consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows, appearing in the Frontier Corporation 1994 Proxy Statement-Financial Review, present fairly, in all material respects, the financial position of Frontier Corporation (formerly Rochester Telephone Corporation) and its subsidiaries at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the financial statements, during the first quarter of 1994 the Company adopted the provisions of Statement of Financial Accounting Standards
No. 112, "Employers' Accounting for Postemployment
Benefits."

     As discussed in Note 10 to the financial statements, during the first quarter of 1993 the Company adopted the provisions of Statement of Financial Accounting Standards
No. 106, "Employers' Accounting for Postretirement Benefits
Other than Pensions."

     As described in Note 2 to the financial statements, on March 17, 1995, Frontier Corporation acquired American
Sharecom, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the acquisition by Frontier Corporation of American Sharecom,
Inc.

     As described in Note 2 to the financial statements, on August 16, 1995, Frontier Corporation merged with ALC Communications Corporation in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Frontier Corporation with ALC Communications Corporation.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the three years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ALC Communications Corporation, which statements reflect total assets of $284,725,000, $193,541,000 and $143,266,000 at December 31, 1994, 1993 and
1992, respectively, and total revenues of $567,824,000, $436,432,000 and $376,064,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ALC Communications Corporation, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Rochester, NY
January 16, 1995, except as to the pooling of interests with American Sharecom, Inc.
which is as of March 17, 1995, and except as to the pooling of interests with ALC Communications
Corporation which is as of August 16, 1995.

Supplementary Business Segment Information

In thousands of dollars
                         Years ended December 31,1994        1993        1992
-----------------------------------------------------------------------------
TELEPHONE OPERATIONS
Revenues
Local service                             $   240,687  $  231,676  $  214,181
Network access service                        230,938     220,196     203,768
Long distance network service                  25,619      26,978      29,210
Directory advertising, billing services,
 and other                                    118,221     120,459     123,112
Less:  Uncollectibles                           5,787       5,438       2,999
-----------------------------------------------------------------------------
   Total Revenues                          $  609,678 $   593,871   $ 567,272
=============================================================================
Operating  Income                          $  165,301 $   149,219   $ 142,052
=============================================================================
Depreciation                               $  101,897 $    99,995   $ 100,692
=============================================================================
Construction                               $   60,711  $   89,823   $ 114,930
=============================================================================
Identifiable Assets (1)                    $1,655,379  $1,398,019  $1,416,630
=============================================================================
TELECOMMUNICATION SERVICES
Sales
Network Systems and Services:
  Non-Affiliate                            $1,032,822  $  813,745  $  663,828
  Affiliate                                     8,032       6,036       1,511
Wireless Communications                        24,623      29,586      21,113
Eliminations                                   (7,610)     (5,790)     (1,480)
-----------------------------------------------------------------------------
  Total Sales                              $1,057,867  $  843,577  $  684,972
=============================================================================
Operating Income
Network  Systems and Services              $  161,987  $  103,804  $   63,558
Wireless Communications                         1,307       3,256       4,110
Eliminations                                       74          74          74
-----------------------------------------------------------------------------
   Total Operating Income                  $  163,368  $  107,134  $   67,742
=============================================================================
Depreciation                               $   28,782  $   26,273  $   24,528
=============================================================================
Construction                               $   53,024  $   34,018  $   22,344
=============================================================================
Identifiable Assets (1)                    $  608,520  $  489,716  $  357,835
=============================================================================

(1) Includes intercompany accounts that are eliminated in consolidation of $205,188, $169,519, and $94,722 in 1994, 1993 and 1992, respectively.

See accompanying Notes to Consolidated Financial Statements.


 Supplementary Consolidated Statement of Income

 In thousands of dollars,
   except per share data
   Years ended December 31,                       1994        1993        1992
------------------------------------------------------------------------------
Total Revenues and Sales                    $1,667,545  $1,437,448  $1,252,244
------------------------------------------------------------------------------
Costs and Expenses
  Operating expenses                         1,140,338     979,959     849,367
  Cost of goods sold                            18,850      20,819      21,634
  Depreciation                                 130,679     126,268     125,220
  Taxes other than income taxes                 49,009      50,749      46,229
  Software write-off                                 -       3,300           -
------------------------------------------------------------------------------
    Total Costs and Expenses                 1,338,876   1,181,095   1,042,450
------------------------------------------------------------------------------
Operating Income                               328,669     256,353     209,794
Interest expense                                51,312      58,022      68,243
Other income and expense:
 Allowance for funds used during construction    1,096       1,330       1,310
 Gain on sale of subsidiaries                   10,063       4,449           0
 Equity earnings (loss) from unconsolidated
  wireless interests                             3,185       1,296       (661)
  Interest Income                                8,364       1,867       2,217
  Other income (expense), net                   (3,733)     (5,120)     (4,298)
------------------------------------------------------------------------------
 Income Before Taxes, Extaordinary Item and
   Cumulative Effect of Change
   in Accounting Principle                     296,332     202,153     140,119
Income taxes                                   109,078      73,509      33,094
------------------------------------------------------------------------------

 Income Before Extraordinary
  Item and Cumulative
  Effect of Change in Accounting Principle    187,254     128,644     107,025
Extraordinary Item, net of income taxes             0      (7,490)     (1,072)
Cumulative effect of change in accounting
  principle for postemployment benefits        (7,197)          0           0
------------------------------------------------------------------------------
Consolidated Net Income                       180,057     121,154     105,953
Dividends on preferred stock                    1,187       1,640       4,442
------------------------------------------------------------------------------
Income Applicable to Common Stock          $  178,870    $119,514  $  101,511
------------------------------------------------------------------------------
Earnings Per Common Share
Primary:
   Income before extraordinary
   item and cumulative effect
   of change in accounting principle            $1.16       $0.83       $0.75
   Extraordinary item                               -        (.05)       (.01)
   Cumulative effect of change
   in accounting principle                       (.04)          -           -
------------------------------------------------------------------------------
Earnings Per Common Share-Primary               $1.12       $0.78       $0.74
------------------------------------------------------------------------------
Fully Diluted:
   Income before extraordinary
   item and cumulative effect
   of change in accounting principle            $1.16       $0.83       $0.75
   Extraordinary item                               -        (.05)       (.01)
   Cumulative effect of change
   in accounting principle                       (.04)           -           -
------------------------------------------------------------------------------
Earnings Per Common Share-Fully Diluted         $1.12       $0.78       $0.74

------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements


  Supplementary Consolidated Balance Sheet
---------------------------------------------------------------------------
In thousands of dollars       December 31,         1994      1993      1992
---------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                    $  359,309 $  33,970 $  70,303
Short-term investments                            9,047       349       634
Accounts receivable                             263,815   229,984   190,450
Material and supplies                             8,586    11,208    15,892
Prepayments and other                            30,986    24,594    24,843
---------------------------------------------------------------------------
   Total Current Assets                         671,743   300,105   302,122
---------------------------------------------------------------------------
Property, Plant and Equipment
Telephone plant in service                    1,554,856 1,561,032 1,577,985
Telephone plant under construction               36,130    33,048    36,619
---------------------------------------------------------------------------
                                              1,590,986 1,594,080 1,614,604
Less-Accumulated depreciation                   713,869   652,578   657,682
---------------------------------------------------------------------------
   Net Telephone Plant                          877,117   941,502   956,922
---------------------------------------------------------------------------
Telecommunications property                     323,632   287,875   259,847
Less-Accumulated depreciation                   166,307   149,242   131,009
---------------------------------------------------------------------------
   Net Telecommunications Property              157,325   138,633   128,838
---------------------------------------------------------------------------
Goodwill                                        187,722   215,962   187,278
---------------------------------------------------------------------------
Deferred and Other Assets                       164,804   122,014   104,583
---------------------------------------------------------------------------
  Total Assets                               $2,058,711$1,718,216$1,679,743
===========================================================================

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                             $  230,702 $ 211,532 $ 183,674
Notes payable                                       106       303     6,194
Advance billings                                 12,719    12,573    12,546
Dividends payable                                15,487    14,057    13,462
Long-term debt due within one year                4,860     4,659    84,452
Taxes accrued                                    28,070    28,439    24,476
Interest accrued                                 13,502    15,366    17,457
---------------------------------------------------------------------------
   Total Current Liabilities                    305,446   286,929   342,261
---------------------------------------------------------------------------
Long-Term Debt                                  661,549   581,707   604,157
---------------------------------------------------------------------------
Deferred Income Taxes                            96,134   102,634   104,588
---------------------------------------------------------------------------
Deferred Employee Benefits Obligation            46,001    16,121         -
---------------------------------------------------------------------------
Minority interests                                  252     3,100     2,701
---------------------------------------------------------------------------
Redeemable Preferred Stock, $0.01 par value;
authorized - 2,500,000 shares; issued and
outstanding 356,000 shares, aggregate
redemption value of $7,119,000
less discount of $364,000 plus accrued
but undeclared dividends of $2,904,000                -         -     9,659
---------------------------------------------------------------------------
Shareowners' Equity
Common stock                                    149,294   108,630    89,616
Capital in excess of par value                  379,404   308,649   279,710
Retained earnings                               397,854   289,852   224,238
---------------------------------------------------------------------------
                                                926,552   707,131   593,564
Less-Treasury stock, at cost                          -     2,191         -
---------------------------------------------------------------------------
   Common Shareowners' Equity                   926,552   704,940   593,564
Preferred stock                                  22,777    22,785    22,813
---------------------------------------------------------------------------
   Total Shareowners' Equity                    949,329   727,725   616,377
---------------------------------------------------------------------------
  Total Liabilities and Shareowners' Equity  $2,058,711$1,718,216$1,679,743
---------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

Supplementary Consolidated Statement of Cash Flows
In thousands of dollars
        Years ended December  31,                  1994     1993      1992
----------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                     $180,057  $121,154   $105,953
----------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and amortization                 157,987   151,710    137,124
  Gain on sale of assets                        (10,076)   (4,415)       772
   Equity (earnings)/loss from unconsolidated
   wireless interests                            (3,185)   (1,296)       661
  Extraordinary item                                  -    11,490      1,564
  Cumulative effect of change in
  accounting principle                           11,072         -          -
  Minority interests                                511       399        183
  Changes in operating assets and
   liabilities, exclusive
   of impacts of purchase acquisitions:
    (Increase) in accounts receivable           (37,691)  (28,831)   (16,229)
     Decrease in material and supplies            1,824     4,728      3,253
     (Increase) decrease in prepayments
     and other current assets                    (2,434)      (61)     3,082
    (Increase) in deferred and other assets     (22,142)   (4,112)      (966)
    Increase in accounts payable                 32,369    21,453     21,971
    (Decrease) increase in advance billings         188        27         72
    (Decrease) increase in accrued interest
     and taxes                                     (746)    4,422     (1,934)
    Increase in deferred employee
    benefits obligation                           6,958    14,302          -
    (Decrease) increase in deferred
    income taxes                                 (9,227)    1,263     (5,743)
----------------------------------------------------------------------------
     Total Adjustments                          125,408   171,079    143,810
----------------------------------------------------------------------------

Net Cash Provided by Operating Activities       305,465   292,233    249,763
----------------------------------------------------------------------------
Cash Flows from Investing Activities
Expenditures for property, plant
and equipment                                  (112,162) (120,497)  (137,250)
(Increase) decrease in investment securities    (11,386)    8,610      2,980
Investment in cellular                           (3,939)   (4,342)      (665)
Proceeds from asset sales                         1,009     1,033         21
Investment in nonaffiliated entities               (713)   (1,161)         -
Purchase of companies                           (18,546)  (35,072)    (2,626)
Proceeds from sale of company                    55,689         -          -
Other investing activities                          343       264          -
----------------------------------------------------------------------------
   Net  Cash Used in Investing Activities      (89,705)  (151,165)  (137,540)
----------------------------------------------------------------------------
Cash Flows from Financing Activities
Net (decrease) increase in notes payable          (197)    (5,806)       184
Proceeds from long-term debt                   135,412    151,296     20,917
Repayments of long-term debt                   (64,551)  (269,980)   (53,092)
Dividends paid                                 (59,388)   (54,492)   (51,582)
Issuance (purchase) of treasury stock            2,302    (2,744)          -
Issuance of common stock                       107,244    13,175          50
Redemption of Class A preferred stock                -    (7,119)          -
Payment of dividends on Class A
 preferred stock                                     -    (3,357)     (1,286)
Redemptions of preferred stock                      (8)       (8)        (10)
Distribution to shareowners of pooled
 company                                       (11,235)        -           -
Repurchase of stock by pooled company                 -        -      (2,577)
Capital contribution of pooled company                -    1,634           -
----------------------------------------------------------------------------
   Net  Cash  Provided  by  (Used  in)
   Financing  Activities                       109,579  (177,401)    (87,396)
---------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
Cash Equivalents                               325,339   (36,333)     24,827
Cash and Cash Equivalents at Beginning of Year  33,970    70,303      45,476
----------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year       $359,309 $ 33,970    $ 70,303
============================================================================

See accompanying Notes to Consolidated Financial Statements.




Supplementary Consolidated Statement of Shareowners' Equity

In thousands of dollars, except share data             1994     1993      1992
----------------------------------------------------------------------------------
Common Stock
300,000,000 shares authorized,par value $1.00
Balance, January 1 (shares issued 1994-108,630,517:
1993-89,616,301; 1992-76, 475,166)                  $108,630  $ 89,616   $ 76,475
Equity Offering (1994-2,549,087)                       2,549         -          -
Stock Split (1994-36,573, 619)                        36,574         -          -
Retirement of treasury stock (1992-63 shares)              -         -          -
Other subsidiary acquisitions (1993-697,623 shares;
 1992-4,850 shares)                                        -       698         (5)
Exercise of stock options (1994-713,025 shares;
 1993-1,511,639 shares; 1992-346,690 shares)             713     1,511        347
Exercise of warrants (1994-828,000 shares;
 1993-9,206,000 shares)                                  828     9,206          -
Conversion of:
 4 3/4 %  Convertible debentures (1993-6,857 shares;
  1992-691 shares)                                         -         7          1
Conversion of ALC Class A Preferred to Common Stock        -         1     12,798
Conversion of ALC Class B Preferred to Common Stock        -     3,796          -
Conversion of ALC Class C Preferred to Common Stock        -     3,796          -
---------------------------------------------------------------------------------
Balance, December 31 (shares issued 1994-149,294,195;
 1993-108,630,517, 1992-89,616,301)                  149,294   108,630     89,616
---------------------------------------------------------------------------------
Capital in Excess of Par Value
Balance, January 1                                   308,649   279,710    228,450
Equity offering                                      101,565         -          -
Stock split                                          (36,574)        -          -
Stock issuance expenses                                 (545)        -       (620)
Issuance/retirement of treasury stock                    111         -         (2)
Other subsidiary acquisitions/divestitures                 -    27,259       (137)
Repurchase of stock by pooled company                      -         -       (448)
Capital contribution of pooled company                     -     1,634          -
Conversion of ALC Class A Preferred Stock to Common Stock  -         -     44,091
Conversion of ALC Class B Preferred Stock to Common Stock  -    (3,786)         -
Conversion of ALC Class C Preferred Stock to Common Stock  -    (3,786)         -
Issuance of warrants                                       -         -      3,400
Repricing of warrants                                      -         -      4,709
Exercise of warrants                                   1,242       766          -
Exercise of stock options                                894     1,328        260
Tax benefit from exercis of stock options              4,062     5,452          -
Conversion of:
 4 3/4% Convertible debentures                             -        72          7
----------------------------------------------------------------------------------
Balance, December 31,                                379,404   308,649    279,710
----------------------------------------------------------------------------------


Retained Earnings
Balance, January 1                                   289,852   224,238    175,792
Net Income                                           180,057   121,154    105,953
Distribution to shareowners of pooled company        (11,236)         -          -
Repurchase of stock by pooled company                      -         -    (2,129)
Dividends declared in cash:
 Preferred stock at required rates                    (1,187)   (1,640)    (4,442)
 Common stock                                        (59,632)  (53,900)   (50,936)
----------------------------------------------------------------------------------
Balance, December 31,                                397,854   289,852    224,238
----------------------------------------------------------------------------------
Less-Treasury Stock, at Cost
Balance, January 1 (1994-56,413; 1992-63)              2,191         -          2
Common shares repurchased for acquisitions
 (1993-304,720)                                        12,572        -          -
Retirement of treasury shares (1992-63)                     -         -        (2)
Common shares resissued for acquisition/equity
 offering (1994-56,413; 1993-248,307)                  (2,191)  (10,381)         -
-----------------------------------------------------------------------------------
Balance December 31 (1993-56,413)                           -     2,191          -
-----------------------------------------------------------------------------------
Preferred Stock
Balance, january 1 (shares outstanding 1994-227,848;
 1993-2,227,928; 1992-2,228,028)                        22,785    22,813     22,823
Redemptions                                                 (8)      (28)       (10)
------------------------------------------------------------------------------------
Balance, December 31 (shares outstanding 1994-227,768;
 1993-227,848; 1992-2,227,928)                          22,777    22,785     22,813
------------------------------------------------------------------------------------
    Total Shareowners' Equity                         $949,329  $727,725   $616,377
====================================================================================

See accompanying Notes to Consolidated Financial Statements.


       NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies


     Consolidation-The consolidated financial statements include the accounts of Frontier Corporation, formerly Rochester Telephone Corporation, and its affiliates (the Company). Intercompany transactions have been eliminated except for intercompany profit on regulated Company purchases (affiliate sales) from Telecommunication Services. In the opinion of management, prices charged by Telecommunication Services are comparable to prices the regulated companies would be required to pay other suppliers.

     Basis of Accounting-The accounting policies of Frontier Corporation and its affiliates are in conformity with generally accepted accounting principles. In accordance with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," the Company conforms to the accounting principles as prescribed by federal and various state regulatory bodies, where applicable. The provisions of FAS 71 require, among other things, that regulated enterprises reflect rate actions of regulators in their financial statements, when appropriate. These rate actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset, or impose a liability on a regulated enterprise.

     Material and Supplies-Material and supplies are stated at the lower of cost or market, based on weighted average unit cost. The caption "Cost of Goods Sold" relates to certain sales of Telecommunication Services equipment which amounted to $28.0 million, $29.5 million and $32.2 million in 1994, 1993, and 1992, respectively.

     Telephone Plant-Additions to and replacements of telephone plant are capitalized at original cost, including the costs for benefits and supervision applicable to construction labor. The cost of depreciable property units retired, plus removal costs, less salvage is charged to accumulated depreciation. Replacements, renewals and betterments of units of property are capitalized.
Replacement of items not considered units of property and all repairs and maintenance are charged to operating expense.

     Telecommunication Property-Property is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the gain or loss, if any, is reflected in earnings for the period.

     Depreciation-Depreciation is computed on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for property, plant and equipment is as follows:

---------------------------------------------------------
     Furniture and fixtures             3 to 20 years
     Central office, switches and
        network equipment               5 to 20 years
     Local and toll service lines      27 to 35 years
     Station equipment                 10 to 21 years
     Buildings and building
      improvements                      5 to 35 years
---------------------------------------------------------

     Goodwill-The excess of the cost of companies purchased over the net assets acquired is being amortized on a straight-line basis over 20 to 40 years. Accumulated amortization is $26.9 million, $19.2 million and $12.6 million at the end of 1994, 1993, and 1992, respectively.
Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.

     Customer Base and Other Intangible Assets - The purchase price of customer bases and other intangible assets acquired are being amortized on a straight-line basis over 5-
7 years.

     Service Pensions and Benefits-The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. The plans also provide disability pensions and sickness, accident and death benefits (resulting from accidents occurring during employment) for all employees, which are paid and charged to current operating expense.
The Company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees. In addition to providing pension benefits, the Company provides health care, life insurance, and certain other retirement benefits for many of its employees.

     Fair Value of Financial Instruments-Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Company for debt with similar terms and maturities.
The fair value of all other financial instruments approximates cost as stated.

     Federal Income Taxes-Effective as of January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when those differences are expected to reverse.

     The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Tax deferrals resulting from the elimination of gross profit on intercompany sales in the consolidated tax return are amortized to offset income taxes to be paid over the cost recovery periods of telephone plant.

     Deferred income taxes are provided by the unregulated operations on items recognized for financial reporting purposes in different periods than are recognized for income tax purposes. Deferred income taxes are recorded by regulated operations in compliance with the normalization provisions of current tax law and regulatory orders. The major temporary differences reflected in the deferred tax liability are depreciation and investment tax credits. Excess deferred taxes applicable to Telephone Operations are amortized in compliance with the normalization provisions of current tax law and regulatory orders. This amortization is normalized over the same time period as the related asset generating the deferral.

     Deferred income taxes have not been provided by Telephone Operations for the flow-through of temporary differences where the regulatory agencies permit only income taxes actually paid to be recognized. At December 31, 1994, the cumulative balance of tax reductions not previously offset by provisions for deferred federal income taxes amounted to $42 million. Similarly, the cumulative balance of tax reductions not previously offset by provision for deferred state income taxes amounted to $19 million at December 31, 1994. A deferred tax liability and a long-term deferred asset have been recorded to reflect the impact applicable to these cumulative reductions and the future revenue to be recovered when these taxes become payable.

     Allowance for Funds Used During Construction-The
Company includes in its telephone plant accounts an imputed cost of debt and equity funds used for the construction of telephone plant and credits such amounts to other income.
The rates used in determining the allowance for funds used during construction are based on the assumption that construction funds are provided from sources of capital in the same proportion as each telephone company's capital structure.

     The rates used to calculate the allowance for funds used during construction for companies in Telephone
Operations during 1994 ranged from 6 percent to 10.68 percent.

     Earnings Per Share-Primary earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. The average number of common shares outstanding for each period was: 160,353,266 in 1994, 153,230,418 in
1993 and 136,180,011 in 1992.

     Computations of earnings per share on a fully diluted basis are determined by increasing the average outstanding common shares for contingent issuances that would reduce earnings per share. In computing the per share effect of the assumed conversions, convertible debenture interest (net of income taxes) has been added to income applicable to common stock. The number of common shares used to compute earnings per share on a fully diluted basis for each period was: 160,856,257 in 1994, 153,733,409 in 1993 and
136,706,829 in 1992.

     Cash Flows-For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Actual interest paid was $56.1 million in 1994, $59.3 million in 1993 and $64.1 million in 1992. Actual income taxes paid were $107.9 million in 1994, $57.9 million in 1993 and $41.6 million in 1992.

     American Sharecom, Inc. (ASI) elected as of August 1, 1993, to be taxed as a Subchapter S corporation under the Internal Revenue Code whereby the shareholders will include ASI's income in their own taxable incomes. Had ASI continued operating as a C corporation rather than electing S corporation status beginning August 1, 1993, actual income taxes paid would have increased by $7.9 million in 1994 and $3.5 million in 1993.

     Stock Split-In November 1993, the Board of Directors approved a 2-for-1 split of the common stock of the Company effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. The New York State Public Service Commission (PSC) approved the stock split in March 1994 and distribution of certificates began on April 29, 1994. Historical share and per share data have been retroactively adjusted to reflect the split where appropriate.

     Reclassifications-Certain prior year amounts have been reclassified to conform to current year presentation.

2.   Acquisitions

     In August 1995, the Company merged with ALC
Communications Corporation (ALC). The business combination was accounted for as a pooling of interests. ALC, through its wholly-owned subsidiary Allnet Communication Services, Inc. provides long distance services to small and medium-sized business customers nationwide. ALC, headquartered in Bingham Farms, Michigan, is a publicly held company whose stock is traded on the American Stock Exchange. Under the terms of the merger agreement, each shareholder of ALC received 2.0 shares of Frontier stock for each share of ALC stock, for a total of 69.2 million shares of Frontier stock as of the effective date of August 16, 1995. Revenues for ALC for 1994, 1993 and 1992 were $567.8 million, $436.4 million and $376.1 million, respectively. Net income for 1994, 1993 and 1992 was $64.3 million, $45.7 million and
$20.8 million, respectively. The financial statements for all years presented have been restated to reflect the accounts and operations of ALC.

     In March 1995, the Company acquired American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota, and accounted for the acquisition as a pooling of interests. A total of 8.7 million shares of common stock were exchanged for all of the outstanding stock of ASI. Revenues for ASI for 1994, 1993 and 1992 were $122.6 million, $100.9 million and $76.1 million, respectively. Net Income for ASI for 1994, 1993 and 1992 was $13.0 million, $6.6 million and $3.3 million, respectively. The financial statements for all years presented have been restated to reflect the accounts and operations of ASI.

     In April 1993, the Company acquired 70 percent ownership of the Utica-Rome Cellular Partnership using
702,737 shares of original issue common stock (prior to the April 1994 stock split). The transaction was accounted for as a purchase acquisition. In addition, the Telecommunication Services group acquired Budget Call Long
Distance, Inc. in June 1993 for $7.5 million in cash and acquired Frontier Communications of the Mid Atlantic, Inc.
(formerly Mid Atlantic Telecom, Inc.) in September 1993 using 143,587 shares of treasury stock (prior to the April
1994 stock split). Both transactions were accounted for as purchase acquisitions.

     During July 1993, the Company acquired the specialized
800 customer base of Call Home America, Inc. (CHA) for $15.5 million plus a payment of $4.2 million made in August 1994 which was based on certain 800 customer base revenue generated by customers in April, May and June 1994.

     The Company also acquired additional customers from CHA under a marketing agreement from August 1993 through 1994. Under this agreement, an additional $9.0 million and $4.1 million was paid for customers acquired during 1994 and 1993, respectively, and has been allocated to the purchase price for the related customers acquired during the respective years.

     In 1992, the Company acquired Frontier Communications of Georgia (formerly Statesboro Telephone Company) and accounted for the acquisition as a pooling of interests.
Revenues and net income for the period January 1, 1992 to the acquisition date for Frontier Communications of Georgia were $6.1 million and $1.2 million, respectively. A total of 1.5 million shares of common stock (prior to the April
1994 stock split) were exchanged for all of the outstanding stock of Frontier Communications of Georgia.

3.   Upstate Cellular Network

     In March 1993, the Company signed a definitive agreement with a subsidiary of NYNEX Corporation to form a cellular supersystem joint venture in upstate and western New York State to provide cellular telephone customers with expanded geographic coverage. The supersystem includes the cellular markets in Buffalo, Rochester, Syracuse, Utica-Rome and New York Rural Service Area #1, which includes Jefferson, St. Lawrence, and Lewis counties. The structure of the transaction is a 50/50 joint venture partnership, with Frontier as the managing partner. The Upstate Cellular Network (UCN) joint venture began operating on July 1, 1994.

     In accordance with generally accepted accounting principles (GAAP), revenues, expenses and operating income in the Consolidated Statement of Income and Business Segment Information reflect results of wireless operations for only the affiliates in which the Company has an ownership interest of greater than 50 percent. The formation of UCN in July 1994 caused the Company to adopt the equity method of accounting for the financial results of the UCN cellular interests, reflecting only its proportionate share of earnings in the other income and expense section of the Consolidated Statement of Income. Consequently, the Consolidated Statement of Income and Business Segment Information, beginning with third quarter 1994 results, no longer reflect the revenues, expenses and operating income of the Company's New York State wireless properties.

     In order to provide more complete information about the Company's involvement in Wireless Communications, the following table sets forth unaudited, summarized financial data for this business segment. This table reflects both a full 100 percent consolidation and a proportionate share consolidation of entities in which the Company has a significant ownership interest or acts as managing partner. The proportionate results presented reflect the Company's ownership percentage of cellular interests consolidated for financial reporting purposes and the Company's ownership percentage of its significant unconsolidated cellular interests (which are accounted for on the equity method for financial reporting purposes).

                                       Total Properties Managed             Frontier
                                       Assuming 100% Ownership       Proportionate Share (a)
-----------------------------------------------------------------------------------------------
Dollars in thousands
(Unaudited)                          1994       1993      1992        1994      1993      1992
-----------------------------------------------------------------------------------------------
Net Revenues - Wireless           $67,125    $36,900   $25,943     $35,602   $27,352    $19,767
Operating Expenses                 38,203     21,361    14,903      20,074    15,319     10,826
Cost of Goods Sold                  9,787      6,590     4,205       5,582     5,078      3,231
Depreciation                        6,688      3,648     2,620       3,276     2,165      1,654
Taxes Other Than Income Taxes       2,580      1,409     1,079       1,303     1,086        847
-----------------------------------------------------------------------------------------------
     Total Costs and Expenses      57,258     33,008    22,807      30,235    23,648     16,558
-----------------------------------------------------------------------------------------------
Operating Income - Wireless      $  9,867   $  3,892  $  3,136    $  5,367  $  3,704   $  3,209
===============================================================================================
Number of Customers               146,614     58,097    37,616      60,357    44,869     30,397
Total POPs                      4,198,000  2,081,705 1,733,968   1,710,625 1,328,980  1,088,885
===============================================================================================

(a) At December 31, 1994, the Company's proportionate ownership interests in the various partnerships it
     manages  were:   50%  of UCN (which  includes  100%  of
     Buffalo, 100% of Utica-Rome, 85% of Rochester, 55% of Syracuse, 40% of NY RSA #1, and 100% of PageCo), 70% of
     Alabama  RSA  #4 and #6, and 22.5% of NY  RSA  #3.   At
     December   31,   1993,   the  Company's   proportionate
     ownership interests were 85% of Rochester, 70% of Utica-Rome, 100% of PageCo, 70% of Alabama RSA #4 and #6, and
     22.5%  of  NY  RSA  #3.   At  December  31,  1992,  the
     Company's proportionate ownership interests were 85% of Rochester, 50% of Alabama RSA #4 and #6, 100% of PageCo and 20% of NY RSA #3.

4.   Extraordinary and Unusual Items

     In May 1994, the Company completed the sale of Minot Telephone Company in Minot, North Dakota to a subsidiary of the Souris River Telecommunications Cooperative. Minot Telephone was the Company's only holding in North Dakota and the Company had reassessed its prospects for expansion in North Dakota. The sale of Minot Telephone Company resulted in a $7.1 million after-tax gain, or $.04 per share.

     As part of the Rochester, New York operating company's Settlement Agreement with the PSC finalized in the third quarter of 1993, the Company agreed to write-off one-half of the costs ($3.3 million) previously deferred as part of a project to redesign customer account records, order flow and customer billing systems. The costs were incurred from January 1990 to December 1992 and the project was abandoned after it was determined that the cost to complete it was substantially greater than initially estimated. The remaining one-half of the costs previously deferred are being amortized to expense and recovered in rates. This charge is reflected on the Consolidated Statement of Income in the caption "Software write-off."

     In May 1993, the Company completed an offering of $85.0 million 9.0% Senior Subordinated Notes. The net proceeds of $84.3 million were used to repay the outstanding 11 7/8% Senior Subordinated Notes and to reduce the amount outstanding under the short term Revolving Credit Facility. The early retirement of the 11 7/8% Notes resulted in an extraordinary loss of $7.5 million, net of the related taxes of $4.0 million.

     In December 1992, the Executive Committee of the Board of Directors approved the refinancing of the $40 million Series H, 9 1/2 percent first mortgage bonds. The Company recorded a charge of $1.1 million (net of taxes of $.5 million) in 1992 relating to the write-off of the call premium, the remaining initial discount and associated expenses of the transaction. The bonds were retired in January 1993 using internally generated cash and the private placement of $35 million of debt at a telephone subsidiary.

5.   Property, Plant and Equipment

     Major classes of property, plant, and equipment are
summarized below:
---------------------------------------------------------
In thousands of dollars        1994       1993       1992
---------------------------------------------------------
Land and Buildings         $103,235 $  107,165  $  105,928
Local and Toll
 Service Lines              752,366    743,028     718,866
Central Office Equipment    584,434    583,928     572,507
Station Equipment            33,926     34,740      96,549
Switching and Network
 Facilities                 234,433    207,952     180,445
Furniture, Office Equipment,
 Vehicles, Tools, etc.      170,094    172,094     163,537
Plant Under Construction     36,130     33,048      36,619
Less:  Accumulated
 Depreciation               880,176    801,820     788,691
----------------------------------------------------------
                         $1,034,442 $1,080,135  $1,085,760
==========================================================

6.   Notes Payable and Lines of Credit

At December 31, the Company had outstanding notes payable as follows:
--------------------------------------------------------
In thousands of dollars    Amount          Interest Rate
--------------------------------------------------------
     1992                  $6,194          4.00% - 9.00%
     1993                  $  303          6.00% - 9.00%
     1994                  $  106                  9.00%
--------------------------------------------------------

At December 31, 1994, the Company had $214.5 million of unused bank lines of credit, which were available for general corporate purposes. Of the $214.5 million, $125 million is available to provide support for commercial paper borrowings and $5.6 million has been allocated to outstanding letters of credit. No compensating balances are required and the commitment fees range from .375 percent to
 .05 percent of the unused portion of the facilities.

     In January 1995, the Company entered into a $105 million unsecured facility with First Union National Bank of North Carolina and Bank One, Columbus, NA as Co-Managing
Agents. A $40.0 million facility was simultaneously terminated. A commitment fee of .25 percent per annum is charged on the unused portion of the line.

7.  Long-Term Debt
---------------------------------------------------------------
In thousands of dollars
 At December 31,                   1994     1993      1992
---------------------------------------------------------------
First Mortgage Bonds
  Series E, 4 3/4%, due
   September 1, 1993                  -        -      $ 12,000 (a)
  Series F, 4 1/2%, due
   May 1, 1994                        -        -        18,000 (a)
  Series G, 7 5/8%, due
   March 1, 2001                      -        -        30,000 (a)
  Series H, 9 1/2%, due
   March 1, 2005                      -        -        40,000 (b)
  Frontier Communications of Minnesota, Inc.
     (formerly Vista Telephone Company of
     Minnesota) Senior Notes, 7.61%,
     due February 1, 2003     $  35,000   $  35,000         -
Rural Electrification
 Administration debt, 2%-9%
  due 1993 to 2026               77,045      80,667     85,048
Other debt issued by
 affiliates, 7.5%-12 3/4%           -         -         15,840
---------------------------------------------------------------
                                112,045 (c) 115,667    200,888
---------------------------------------------------------------
Debentures
  4 3/4% Convertible, due
   March 1, 1994                      -        -           137 (d)
  10.46% Convertible, due
   October 27, 2008              5,300 (e)   5,300       5,300
  9%, due January 1, 2020       69,785 (f) 100,000     100,000
  9%, due August 15, 2021      100,000     100,000     100,000
---------------------------------------------------------------
                               175,085     205,300     205,437
---------------------------------------------------------------
9.0% Senior Subordinated Notes,
 due 2003                       80,000 (i)  85,000 (h)
11.875% Senior Subordinated
 Notes, due 1999                                        72,380 (h)
Medium-Term Notes, 8.77% - 9.3%,
 due 2000 to 2004              179,000     179,000     179,000
Promissory Note, 12%, due
 June 30, 1995                                          12,566
Revolving Credit and Term
 Loan Agreements               120,000 (g)      -       18,002
Other debt issued by affiliates    585       1,858       3,474
Capitalized Lease Obligations
 and Other Debt                  3,280       3,656      10,692
---------------------------------------------------------------
Sub-total                      669,995 (j) 590,481     702,439
Less-Discount on long-term
 debt, net of premium            3,586       4,115      13,830
  Current portion of
    long-term debt               4,860       4,659      84,452
---------------------------------------------------------------
Total Long-Term Debt          $661,549    $581,707    $604,157
===============================================================
     (a) In July 1993, the Company redeemed all of its Series E, F and G First Mortgage Bonds.

     (b) In December 1992, the Company entered into an agreement to repurchase its Series H $40 million, 9
     1/2%, First Mortgage Bonds on January 15, 1993. The bonds were originally due March 1, 2005. As such, these bonds were reclassified from long-term to short-term at December 31, 1992. (See Note 4.)

     (c) Certain assets of Telephone Operations are pledged as security for Mortgage Bonds, Rural Electrification
     Administration debt and other debt.

     (d) In December 1992, the Company called its 4 3/4% convertible debentures. As such, they were reclassified from long-term to short-term debt at December 31, 1992. The redemption of these debentures occurred in January 1993. Prior to redemption, the debentures were convertible at any time into common stock at $5.75 per share subject to certain adjustments. During 1993, $79,000 face value of the debentures were converted into 13,714 shares of common stock and in 1992, $8,000 face value of the debentures were converted into 1,382 shares.

     (e) The debenture is convertible into common stock at any time after October 26, 1998 for $10.5375 per share.
     A total of 502,966 shares of common stock are reserved for such conversion.

     (f) In December 1994, the Company redeemed $30.2 million of its 9% debentures due January 1, 2020. This redemption was consummated through an open market purchase at a price of 99 percent of face value.

     (g)  On December 19, 1994, the Company entered into a
     Revolving Credit Agreement with seven commercial banks as part of its implementation of the Open Market Plan
     Agreement. The agreement established a $160 million secured line of credit until December 18, 1999. The debt is secured by the assets owned as of January 1, 1995 by Rochester Telephone Corp. Commitment fees during the revolving loan period are .08 percent per year on the outstanding commitment. Interest on amounts drawn down are based on either the prime rate, the London Interbank Offered Rate (LIBOR) plus .17 percent, or a competitive bid rate. On December 29, 1994, the Company drew down $120 million under this facility at LIBOR plus .17 percent, which resets monthly over the five year period of the loan.

     (h) In May 1993, the Company completed an offering of $85.0 million 9.0% Senior Subordinated Notes. The Notes, which will mature on May 15, 2003 are redeemable in whole or in part on or after May 15, 1998. The net proceeds of $84.3 million were used to repay the outstanding 11.875% Senior Subordinated Notes and to reduce the amount outstanding under the short term Revolving Credit Facility.

     (i) In April 1994, the Company acquired $5.0 million of the 9.0% Senior Subordinated Notes at the Company's approximate book value.

     (j)  In accordance with Financial Accounting Standards
     Board Statement No. 107 (FAS 107), "Disclosures about
     Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $677.9 million.

     At December 31, 1994, aggregate debt maturities were:
---------------------------------------------------------------
In thousands of dollars  1995   1996    1997    1998      1999
---------------------------------------------------------------
                       $4,860  $6,642  $5,323  $4,875  $124,693
---------------------------------------------------------------


8.   Income Taxes

The provision for income taxes consists of the following:
---------------------------------------------------------------
In thousands of dollars        1994       1993       1992
---------------------------------------------------------------
Federal:
     Current               $105,189    $64,939    $38,839
     Deferred                (9,120)       398    (11,014)
---------------------------------------------------------------
                             96,069     65,337     27,825
---------------------------------------------------------------
State:
     Current                 13,116      7,307      6,746
     Deferred                 (107)        865     (1,477)
---------------------------------------------------------------
                             13,009      8,172      5,269
---------------------------------------------------------------
Total income taxes         $109,078    $73,509    $33,094
===============================================================

     The reconciliation of the federal statutory income tax
rate with the effective income tax rate reflected in the
financial statements is as follows:
--------------------------------------------------------------------
In thousands of dollars   1994            1993           1992
--------------------------------------------------------------------
Federal income tax
 expense at statutory
 rate              $99,163  35.0%  $67,894   35.0%  $45,849    34.0%
Accelerated
 depreciation        2,699    .9     2,656    1.4     2,415     1.8
Investment tax
 credit             (1,964)  (.7)   (2,044)  (1.0)   (2,223)   (1.7)
Utilization of net
 operating
 loss carryforward  (3,431)  (1.2)  (3,431)  (1.8)  (18,850)  (14.0)
Miscellaneous         (398)   (.1)     262     .1       634      .5
---------------------------------------------------------------------
Total federal
 income tax        $96,069   33.9% $65,337   33.7%  $27,825    20.6%
=====================================================================

Deferred tax liabilities (assets) are comprised of the following at December 31:
-------------------------------------------------------------
In thousands of dollars       1994          1993         1992
-------------------------------------------------------------
Accelerated depreciation   $151,069     $153,910     $152,230
Investment tax credit         5,354        6,828        8,047
Miscellaneous                11,799       10,533       11,137
-------------------------------------------------------------
Gross deferred tax
 liabilities                168,222      171,271      171,414
-------------------------------------------------------------
Basis adjustment - purchased
  telephone companies       (31,851)     (42,741)     (45,368)
Employee benefits obligation(12,955)      (5,415)        -
Deferred compensation        (2,864)      (2,548)      (1,981)
Net operating loss
 carryforwards              (42,000)     (44,700)     (44,700)
Other                       (10,918)      (8,133)      (7,977)
-------------------------------------------------------------
Gross deferred tax assets  (100,588)    (103,537)    (100,026)
Valuation allowance
  for deferred tax assets    28,500       34,900       33,200
-------------------------------------------------------------
Total deferred tax assets   (72,088)     (68,637)     (66,826)
-------------------------------------------------------------
   Net Deferred Tax
    Liabilities             $96,134     $102,634     $104,588
=============================================================

     ALC has tax net operating loss, alternative tax net operating loss and investment tax credit ("ITC") carryforwards which can be utilized annually to offset its stand alone future taxable income. Because of the "ownership changes" which occurred in 1989, 1992 and 1993 under provisions of Internal Revenue Code Section 382, the utilization of carryforwards is presently limited to approximately $10 million per year through 2005. This annual limitation, coupled with the 15 year carryforward limitation, results in a maximum cumulative NOL and ITC carryforward which may be utilized of approximately $108 million, $118 and $128 million as of December 31, 1994, December 31, 1993, and December 31, 1992, respectively. The Company has established valuation allowances primarily for net operating loss carryforwards generated by ALC. As a result of the uncertainties surrounding ALC's ability to generate taxable income in the future, a valuation allowance was established for the entire balance of the net operating losses as of January 1, 1992. In the fourth quarter of 1992, the Company reduced its valuation allowance by $20.5 million. The adjustment resulted from ALC's generation of taxable income. Because it is difficult to predict the realization of the NOL benefit beyond a period of three years, the Company has established valuation allowances of $28.5 million, $34.9 million, and $33.2 million, as of December 31, 1994, December 31, 1993, and December 31, 1992, respectively.

      The tax benefit realized from the exercise of stock options of $4.1 million in 1994 and $5.5 million in 1993 was added to capital in excess of par value and is not reflected in operations.

      Gross profit on affiliate sales to telephone companies is deferred by Telecommunication Services and is amortized to offset income taxes to be paid over the cost recovery periods of the telephone plant. The amortization of gross profit deferred in prior years exceeded current year deferrals by $332,000 in 1994, $558,000 in 1993 and
$927,000 in 1992 resulting in deferred tax reversals of $116,000, $195,000 and $315,000, respectively.


9.  Service Pensions and Benefits

     The Company provides retirement benefits for substantially all employees through various contributory and non-contributory defined benefit pension plans. Benefits, in general, are based on years-of-service and average salary.

     The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are recognized in the Consolidated Balance Sheet.

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1994        accumulated  benefits
In thousand of dollars   benefits     exceed
                                      assets      Total
---------------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
  obligation            $294,140   $ 15,494     $309,634
 Accumulated benefit
  obligation            $308,432   $ 17,223     $325,655
---------------------------------------------------------------
Plan assets at fair value,
 primarily fixed income
 securities and common
  stock                 $373,446  $   6,641     $380,087
Projected benefit
  obligation            (326,858)   (20,774)    (347,632)
---------------------------------------------------------------
Funded status             46,588    (14,133)      32,455
Unrecognized net
 (gain)/loss             (23,244)     2,980      (20,264)
Unrecognized net
 transition asset         (3,935)        18       (3,917)
Unrecognized prior
 service cost              6,563      5,240       11,803
Adjustment required to
 recognize minimum liability   -     (4,728)      (4,728)
---------------------------------------------------------------
Pension asset (liability) reflected
 in Consolidated
 Balance Sheet          $ 25,972   $(10,623)    $ 15,349
===============================================================

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1993        accumulated  benefits
In thousand of dollars   benefits     exceed
                                      assets      Total
-------------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
  obligation            $280,941     $2,626     $283,567
 Accumulated benefit
  obligation            $304,359     $2,657     $307,016
---------------------------------------------------------------
Plan assets at fair value,
 primarily fixed income
 securities and common
  stock                 $395,698     $2,143     $397,841
Projected benefit
  obligation            (350,946)    (3,119)    (354,065)
---------------------------------------------------------------
Funded status             44,752       (976)      43,776
Unrecognized net
 (gain)/loss             (29,311)       582      (28,729)
Unrecognized net
 transition asset         (5,291)      (151)      (5,442)
Unrecognized prior
 service cost              9,018        209        9,227
---------------------------------------------------------------
Pension asset (liability) reflected
 in Consolidated
 Balance Sheet          $ 19,168    $  (336)    $ 18,832
===============================================================

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1992        accumulated  benefits
In thousand of dollars   benefits     exceed
                                      assets      Total
---------------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
  obligation            $240,147    $ 3,160     $243,307
 Accumulated benefit
  obligation            $254,592    $ 3,301     $257,893
Plan assets at fair value,
 primarily fixed income
 securities and
  common stock          $367,841  $   2,870     $370,711
Projected benefit
  obligation            (312,169)    (4,166)    (316,335)
---------------------------------------------------------------
Funded status             55,672     (1,296)      54,376
Unrecognized net
 (gain)/loss             (42,977)       405      (42,572)
Unrecognized net
 transition asset         (4,732)      (209)      (4,941)
Unrecognized prior
 service cost              6,058      1,013        7,071
---------------------------------------------------------------
Pension asset (liability)
 reflected
 in Consolidated
 Balance Sheet           $14,021      $ (87)    $ 13,934
===============================================================

The net periodic pension cost consists of the following:

---------------------------------------------------------------
In thousands of dollars
Years Ended December 31,    1994      1993           1992
---------------------------------------------------------------
Service cost-benefits earned
 during the period      $  7,934  $  7,758       $  7,033
Interest cost on projected
 benefit obligation       25,565    23,932         23,123
Actual return on plan
 assets                    2,229   (40,484)       (24,860)
Net amortization and
 deferral                (37,863)    7,623         (9,033)
---------------------------------------------------------------
Net periodic pension cost
 determined under FAS 87  (2,135)   (1,171)        (3,737)
Amount expensed due to
 regulatory agency actions(1,743)   (1,537)         6,787
---------------------------------------------------------------
Net periodic pension
 cost (benefit)
 recognized              ($3,878)  ($2,708)      $  3,050

     The projected benefit obligation at December 31, 1994 was determined using an assumed weighted average discount rate of 8.5 percent and an assumed weighted average rate of increase in future compensation levels of 5.5 percent. The weighted average expected long-term rate of return on plan assets was assumed to be 9.0 percent. The unrecognized net transition asset as of January 1, 1987 is being amortized over the estimated remaining service lives of employees, ranging from 12 to 26 years.

     The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under Financial Accounting Standards Board Statement No. 87
(FAS 87), "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

     During 1994, 1993 and 1992, the Company funded $ 1.0 million, $.2 million and $4.8 million, respectively, for employees' service pensions and certain death benefits.

     On November 30, 1992, a voluntary pension incentive plan was offered to the Rochester, New York operating company's employees who were pension-eligible and retired on or before December 31, 1992. A 7.5 percent additional pension benefit will supplement the normal pension benefit for up to five years or until age 65, whichever is earlier. Accordingly, pension costs for the fourth quarter of 1992 included a one-time charge of $.8 million. Payments will be made from pension plan assets.

     The Company has established a rabbi trust separate from the pension plan assets to provide funding for the benefits payable under its Supplemental Management Pension Plan ("SMPP"). The SMPP is a defined benefit plan under which the Company will pay supplemental pension benefits to key executives in addition to amounts received under the Company's retirement plan. The trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions. The assets held in trust at December 31, 1994 amounted to $7.1 million consisting of primarily fixed income securities and common stock.

     The Company also sponsors a number of defined contribution plans. The most significant plan covers substantially all non-union employees, who make contributions through payroll deduction. The Company matches up to 75 percent of that contribution up to 6 percent of gross compensation. The total cost recognized for all defined contribution plans was $5.6 million for 1994 and $4.7 million for 1993.

10.  Postretirement Benefits Other Than Pensions

     The Company provides health care, life insurance, and certain other retirement benefits for substantially all employees. Effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 106 (FAS
106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." FAS 106 requires that employers reflect in current expenses an accrual for the cost of providing postretirement benefits to current and future retirees. Prior to 1993, the Company recognized these costs as they were paid. Plan assets consist principally of life insurance policies and money market instruments.

     In adopting FAS 106, the Company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. For 1993, the adoption of this standard resulted in additional operating expenses in the amount of $7.8 million, net of a deferred income tax benefit of $4.1 million.

     However, a substantial portion of this increase was offset by a change in accounting for pensions for rate making purposes at the Rochester, New York operating company. The change requires that the company amortize, over a ten year period, the cumulative amount of pension funding from January 1, 1987 over the amount of pension expense which would have been recognized through December 31, 1992 under FAS 87, reducing pension expense throughout the amortization period. The net impact of adopting FAS 106 and recording the accounting change for FAS 87 actually resulted in $3.8 million of additional operating expenses, net of the income tax benefit, in 1993.

     The funded status of the plans is as follows:

In thousands of dollars
---------------------------------------------------------------
     December 31,                        1994       1993
---------------------------------------------------------------
Accumulated postretirement benefit
   obligation (APBO) attributable to:
     Retirees                       $  79,935  $  63,749
     Fully eligible plan
      participants                     22,812     44,399
     Other active plan participants    28,877     34,892
---------------------------------------------------------------
     Total APBO                       131,624    143,040
Plan assets at fair value               5,545      3,944
---------------------------------------------------------------
APBO in excess of plan assets         126,079    139,096
Unrecognized transition obligation   (109,730)  (117,706)
Unrecognized net prior service cost    (6,003)    (1,458)
Unrecognized net gain (loss)           15,502     (3,811)
---------------------------------------------------------------
Accrued postretirement benefit
 obligation                           $25,848     $16,121
================================================================

     The components of the estimated postretirement benefit cost are as follows:

---------------------------------------------------------
In thousands of dollars
December 31,                            1994         1993
---------------------------------------------------------
     Service cost                   $ 1,323       $ 2,746
     Interest on accumulated
      postretirement                  9,666        10,046
       benefit obligation
     Amortization of transition
      obligation                      6,094         6,241
     Return on plan assets             (385)         (290)
     Amortization of prior
      service cost                      383            -
     Amortization of gains and losses  (704)           -
---------------------------------------------------------
     Net postretirement
      benefit cost                   $16,377      $18,743
=========================================================

     To estimate these costs, health care costs were assumed to increase 11.2 percent in 1995 with the rate of increase declining consistently to 5.75 percent by 2006 and thereafter. The weighted discount rate and salary increase rate were assumed to be 8.5 percent and 5.5 percent, respectively. The expected long-term rate of return on plan assets was 9.0 percent. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1994 would increase by $14.7 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1994 would increase by $1.3 million.

 11. Postemployment Benefits

     In 1992 the Financial Accounting Standards Board released Statement No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits" which was required to be implemented by January 1, 1994. FAS 112 requires that the projected future costs of providing postemployment, but pre-retirement, benefits, such as disability, pre-pension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid.

     The Company adopted the provisions of FAS 112 effective January 1, 1994. The Company recognized the obligation for postemployment benefits through a cumulative effect charge to net income of $7.2 million, net of taxes of $3.9 million. The adoption of FAS 112 is not expected to significantly impact future operating expense or the Company's cash flow.

 12. Stock Offering

     In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. All share and per share data is prior to the 2-for-1 stock split in April 1994.

13.  Stock Option Plans

     In 1992, the Company implemented a Directors Stock Option Plan and an Executive Stock Option Plan ("Plans"). Under the original Plans, which were approved by shareowners in 1990, the Company was authorized to issue a maximum of 400,000 shares of common stock over a ten-year period.

     At the April 1994 Annual Meeting, shareowners approved amendments to both Plans which increased the total number of option shares to 1.5 million. The amendments also provided for automatic increases in the number of shares that may be issued as a result of a stock split. Consequently, since the stock was split subsequent to the 1994 Annual Meeting, there is currently a maximum of 3 million option shares available for issuance.

     Under both plans, the exercise price is the fair market value of the stock on the date of the grant of the stock option. One third of the options become exercisable on the first year anniversary of the grant date. Another third become exercisable on the second year anniversary and the final third become exercisable on the third year anniversary of the grant date. The options expire ten years after the date of grant.

Information with respect to options under the above plans follows:

                                    Option Price
                           Shares    Per Share    Aggregate
----------------------------------------------------------
Outstanding at
 August 1, 1992                 -                     -
Granted in 1992            96,400  $15.75-$15.69  $1,515,925
---------------------------------------------------------------
Outstanding at
 December 31, 1992         96,400                  1,515,925
Granted in 1993           258,038  $19.75-$18.44   4,935,175
Cancelled in 1993          (9,500) $19.06-$15.75    (176,125)
Exercised in 1993          (2,218) $15.75-$15.69     (34,892)
---------------------------------------------------------------
Outstanding at
 December 31, 1993        342,720                  6,240,083
Granted in 1994           408,400  $22.69-$21.19   8,826,975
Cancelled in 1994         (36,820) $22.69-$15.75    (737,529)
Exercised in 1994         (13,595) $19.75-$15.69    (243,385)
---------------------------------------------------------------
Outstanding at
 December 31, 1994        700,705                $14,086,144
===============================================================

   At December 31, 1994, 129,069 shares were exercisable and
2,283,482 shares were available for future grant.


   ALC has two Employee Stock Option Plans as well as a Non-Employee Director Plan. The maximum number of shares for which options may be granted under both employee plans is 12,000,000 (adjusted for certain events such as a recapitalization). The plans provide for the granting of stock options and stock appreciation rights to key employees. The maximum number of shares which may be granted under the Non-Employee Plan is 200,000 shares. Information with respect to options under the above plans follows:


                                    Option Price
                           Shares    Per Share       Aggregate
--------------------------------------------------------------
Outstanding at
 January 1, 1992        5,603,432   $1.75-$2.20     $9,886,000
Granted in 1992         2,161,752   $2.19-$3.85      5,796,000
Cancelled in 1992        (144,438)  $1.75-$2.94       (297,000)
Exercised in 1992        (346,690)        $1.75       (607,000)
---------------------------------------------------------------
Outstanding at
 December 31, 1992      7,274,056                   14,778,000
Granted in 1993         3,261,000  $13.03-$13.13    40,973,000
Cancelled in 1993         (36,134)  $1.75-$2.94        (94,000)
Exercised in 1993      (1,510,530)  $1.75-$3.85     (2,803,000)
---------------------------------------------------------------
Outstanding at
 December 31, 1993       8,988,392                  52,854,000
Granted in 1994             99,500 $14.82-$16.63     1,543,000
Cancelled in 1994         (113,644) $1.75-$16.63     (970,000)
Exercised in 1994         (699,430) $1.75-$12.53   (1,362,000)
---------------------------------------------------------------
Outstanding at
 December 31, 1994       8,274,818                $52,065,000
===============================================================

  At December 31, 1994, 4,414,432 shares were exercisable.

  Common Stock Warrants

  As of December 31, 1994, warrants for the purchase of 856,180 shares of Common Stock at $1.00 per share, 5,527,756 shares at $2.50 per share and 1,320,000 shares at $31.88 per share were outstanding. The warrants expire in June 2005, June 1997 and December 1995, respectively. The $1.00 and $2.50 warrants were issued in connection with the ALC's refinancings and the difference between the exercise price and the fair value of the warrants at the time of issuance was recorded as a discount on the related notes and an increase to capital in excess of par value.

14.  Preferred Stock
-----------------------------------------------------------------------
In thousands of dollars, except share data    1994      1993       1992
-----------------------------------------------------------------------
Frontier Corporation-850,000 shares authorized; par value $100
 5.00% Series-redeemable at $101 per share
  Shares Outstanding                       100,000   100,000    100,000
  Amount Outstanding                      $ 10,000  $ 10,000   $ 10,000
 5.65% Series-redeemable at $101 per share
  Shares Outstanding                        50,000    50,000     50,000
  Amount Outstanding                      $  5,000  $  5,000   $  5,000
 4.60% Series-redeemable at $101 per share
  Shares Outstanding                        50,000    50,000     50,000
  Amount Outstanding                      $  5,000  $  5,000   $  5,000
Frontier Communications of New York, Inc.
  (formerly Highland Telephone Company)
    -40,000 shares authorized; par value $100
 5.875% Series A-redeemable at par
  Shares Outstanding                        18,694    18,694     18,694
  Amount Outstanding                      $  1,869  $  1,869   $  1,869
 7.80% Series B-redeemable at $100.80-$105.00 per share
  Shares Outstanding                         6,320     6,400      6,480
  Amount Outstanding                      $    632  $    640   $    648
Frontier Communications of AuSable Valley, Inc.
 (formerly AuSable Valley Telephone Company, Inc.)
   -4,000 shares authorized; par value $100
 5.50% Series-redeemable at par
  Shares Outstanding                         2,754     2,754      2,754
  Amount Outstanding                      $    276  $    276   $    276
ALC Communications Corporation
  Preferred Stock
   14,784,000 shares authorized; par value $.01
  Shares Outstanding                             0         0          0
  Amount Outstanding                      $      0  $      0 $        0
 Class B Preferred Stock
  1,000,000 shares authorized; par value $.01
  Shares outstanding                                          1,000,000
  Amount outstanding                                         $       10
 Class C Preferred Stock
  1,000,000 shares authorized; par value $.01
  Shares outstanding                                          1,000,000
  Amount outstanding                                         $       10
Total Shares Outstanding                   227,768   227,848 $2,227,928
-----------------------------------------------------------------------
Total Amount Outstanding                 $  22,777 $  22,785 $   22,813

     At the special meeting in December 1994, Frontier Corporation shareowners authorized 4 million shares of a new class of preferred stock, having a value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company.

15.  Leases and License Agreements

     The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $68.7 million in 1994, $66.2 million in 1993 and $69.6 million in 1992.

     Minimum annual rental commitments under non-cancellable operating leases and license agreements in effect on December 31, 1994 were as follows:

In thousands of dollars
---------------------------------------------------------------
                                                Transmission/
                  Non-Cancellable Leases        License
Years           Buildings        Equipment      Agreements
---------------------------------------------------------------
1995            $13,996          $ 5,904         $ 33,487
1996             12,941            5,063           25,434
1997             12,363            2,085           19,778
1998              9,995              363           16,110
1999              6,988                1           12,925
2000 and
 thereafter      23,766                0           21,128
---------------------------------------------------------------
     Total      $80,049          $13,416         $128,862
---------------------------------------------------------------

     In August 1994, the Company completed a series of contracts which will result in a reduction of the Company's Michigan network costs by over $2 million per year. The transactions included loans totaling $9.2 million in exchange for notes receivable to be repaid over 5 years and a 15 percent minority ownership position in a company owning a Michigan-based digital fiber optic network.

16.   Open Market Plan and Corporate Restructuring

     Effective December 19, 1994, upon receiving shareowner approval, the Company changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but our willingness to embrace the challenges of the future.
The name also symbolizes the change from a company focused in Rochester, New York to a nationwide company.

     At its public meeting in October 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written order in November 1994. This landmark decision resulted in opening up the Rochester, New York local exchange market to competition and simultaneously allowed the Company to form a holding Company. The Open Market Plan was approved by shareowners in December 1994 and became operational on January 1, 1995.

     As a result of the Open Market Plan, two new companies have been formed from the operating assets of the former Rochester operating telephone company. One company (Frontier Communications of Rochester, Inc.) is a competitive telecommunications company which will provide an array of services on a retail basis in the Rochester marketplace. This company has the flexibility to price and introduce services as necessary to compete. The second company (Rochester Telephone Corp.) is a network company which is regulated and will provide services to the new competitive subsidiary company and all other telecommunications providers on an equal basis. The network company also will continue to provide services to individual retail customers. This configuration has been established to better meet the current and emerging competition in the marketplace.

     For the seven-year period of the Open Market Plan, Rochester Telephone Corp. will no longer be subject to rate of return regulation. In its place, the company will be subject to price regulation. The local market for telephone service in Rochester will be opened to full competition. Over the course of the next seven years, rate reductions of $21 million will be implemented for Rochester area consumers. In addition, a total of $17 million will be credited to the depreciation reserve.

     The Open Market Plan temporarily resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation since 1984. In particular, the PSC has agreed that a royalty will not be imposed by the PSC against the Company or Rochester Telephone Corp. during the seven year period of the Plan, subject to limited exceptions. However, the PSC is not precluded from seeking any royalties pursuant to the Royalty Order, on a prospective basis only, as it may be modified as a result of judicial appeal, subsequent to the expiration of the Open Market Plan. Under the Open Market Plan, the Company is permitted to continue its litigation challenging the Royalty Order, and the Company intends to pursue it to conclusion.

     The Company has also reorganized into a holding company structure as allowed under the Open Market Plan Agreement. This structure provides additional financing flexibility to continue the acquisition and diversification efforts necessary for the long-term growth of the business. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for additional information regarding the Open Market Plan.)

17.  Commitments and Contingencies

     It is anticipated that the Company will expend $163.0 million for additions to property, plant, and equipment during 1995. In connection with this construction program, the Company has made certain commitments for the purchase of material and equipment.

     In January 1995, the Company announced plans to acquire ConferTech International, Inc. (ConferTech), a leading provider of teleconferencing services and audio bridge equipment. The Company entered a definitive agreement to acquire all the shares of ConferTech in a transaction valued at $66 million. The Company completed a cash tender offer at $8.00 per share in March 1995. The acquisition was financed through cash from operations as well as utilization of the Company's line of credit. The transaction was accounted for as a purchase acquisition.

     In July 1994, the Company signed a definitive agreement to purchase the Minnesota Southern Cellular Telephone
Company (MSCTC) in a tax-deferred stock-for-stock transaction. MSCTC is the non-wireline cellular provider of service in Minnesota Rural Service Area #10. The transaction was finalized in March 1995, and has been accounted for using the purchase method of accounting.

     In September 1994, the Company announced its intent to sell Ontonagon County Telephone Company and its subsidiary, Midway Telephone, to Mid-South Telecommunications. The pending sale is the result of the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale was completed in March 1995.

     On November 8, 1994, the Company signed a definitive agreement to acquire WCT Communications, Inc., an interexchange carrier based in Santa Barbara, California that operates long distance and telemanagement businesses in California and other western states. Under the definitive agreement, as amended, each public WCT shareowner received $5.875 per share pursuant to a cash merger, with the exception of Richard Frockt, WCT's chairman and 24 percent shareholder, who received $3.75 per share. Mr. Frockt and Christopher Edgecomb, WCT's Executive Vice President and 7 percent shareholder, agreed to vote their shares in favor of the merger. The total cash consideration paid by Frontier Corporation for all the outstanding shares of WCT was $80 million. When the transaction was consummated, WCT's interexchange operations, which generated $102 million of revenues in its fiscal year ended June 30, 1994, were merged into Frontier Corporation's long distance operation, Frontier Communications International. The transaction was accounted for as a purchase acquisition and closed in May 1995.

     The following unaudited pro forma summary reflects the results of operations of the Company for its pending acquisition of WCT and ConferTech. The unaudited pro forma results of operations include WCT and ConferTech for 1994 only as this acquisition will be accounted for using the purchase method of accounting. The unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of results that would have been achieved had the transaction been consummated at the beginning of 1994 or of results which may occur in the future. The unaudited pro forma results for 1994 (in thousands of dollars, except per share data) were as follows: Revenues and Sales - $1,840,271; Consolidated Net Income - $161,393 and Primary Earnings Per Common Share - $1.00.

     Prior to Frontier's acquisition of American Sharecom,
Inc., (ASI) a legal action had been filed by certain former
ASI shareholders against the company. The following paragraphs summarize the events associated with this action.

     After receiving approval from the shareholders of both companies, Sharecom Holdings, Inc. (Holdings), whose stock was owned by two officers of American Sharecom, Inc. (ASI), was merged into ASI during May 1992. All outstanding shares and options of ASI not owned by Holdings or the two officers were converted into the right to receive $17,695 in cash, less the exercise price of the option, if applicable. In reviewing the merger prior to submitting it to the shareholders for approval, ASI's Board of Directors considered, among other things, an independent valuation study of the company, and a separate fairness opinion.

     Prior to the merger, the two officers contributed their 86 shares of ASI Common Stock to Holdings in exchange for 100,000 shares of Holdings Common Stock, which upon completion of the merger, were converted into 100,000 shares of ASI Common Stock. The two officers' outstanding options to purchase ASI Common Stock were unaffected by the merger.

     Former holders of 57 shares of ASI Common Stock (dissenters) have exercised their rights under Minnesota law to challenge the amount they received for their shares; they have also requested the court to nullify certain stock options previously granted to the two officers. In November 1994, the Minnesota District Court directed ASI to pay an additional $4,618,500 to the dissenters plus interest and legal fees. The Company has recorded a $2.5 million contingent liability as of December 31, 1994 representing its proportionate share of the liability. Both ASI and the dissenters have appealed the District Court decision to the Minnesota Appellate Court.

18.  Business Segment Information

     Revenues and sales, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information.


20. Interim Data (Unaudited)

Selected Quarterly Data follow:


In thousands except per share data

--------------------------------------------------------------------------------------------
                       Revenues
                      and Sales                 Income        Per Share
--------------------------------------------------------------------------------------------
                                                              Earnings
                                                              Before Extra-
              Tele-                          Operat-          Ordinary Items
           communication Telephone            ing      Net    and Cumulative    Market Price
             Services    Operations  Total   Income  Income     Effect Earnings  High    Low
--------------------------------------------------------------------------------------------
1994 First     248,455   150,999    399,454   76,834   32,962 (1) 0.25  0.21   $22.44  $20.25
     Quarter
     Second    261,862   154,905    416,767   80,446   52,909     0.33  0.33   $25.25  $20.81
     Quarter
     Third     271,354   150,149    421,503   85,265   47,407     0.29  0.29   $24.75  $21.63
     Quarter
     Fourth    276,196   153,625    429,821   86,124   46,779     0.29  0.29   $24.63  $20.50
     Quarter
-----------------------------------------------------------------------------
     Full    1,057,867   609,678  1,667,545  328,669  180,057     1.16  1.12
     Year
=============================================================================

1993 First     189,365   144,574    333,939   58,245   27,432      0.18  0.18  $19.44  $17.32
     Quarter
     Second    201,314   148,303    349,617   61,730   22,016 (2)  0.19  0.14  $21.75  $18.25
     Quarter
     Third     221,248   147,763    369,011   65,935   32,850      0.21  0.21  $24.38  $20.50
     Quarter
     Fourth    231,650   153,231    384,881   70,443   38,856      0.25  0.25  $25.13  $21.69
     Quarter
-----------------------------------------------------------------------------
     Full      843,577   593,871  1,437,448  256,353  121,154      0.83  0.78
     Year
=============================================================================

1992 First     164,505   137,708    302,213   46,657   32,450      0.24  0.24  $17.00  $15.07
     Quarter
     Second    167,711   140,677    308,388   50,883   21,681      0.15  0.15  $16.88  $14.57
     Quarter
     Third     174,047   142,116    316,163   55,636   24,499      0.17  0.17  $16.44  $15.13
     Quarter
     Fourth    178,709   146,771    325,480   56,618   27,323 (3)  0.19  0.18  $17.88  $15.32
     Quarter
-----------------------------------------------------------------------------
     Full      684,972   567,272  1,252,244  209,794  105,953      0.75  0.74
     Year
=============================================================================
(1)    Includes cumulative effect charge related to change in accounting principle of $7.2 million. See Note 11.

(2)    Includes extraordinary loss on retirement of debt of $7.50 million. See Note 4.

(3)    Includes extraordinary loss on retirement of debt of $1.1 million. See Note 4.



                               SIGNATURES

        Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.


                                  Frontier Corporation
                                       (Registrant)


                                  /s/ Richard A. Smith
Dated:  November 13, 1995     By: ------------------------
                                      Richard A. Smith
                                  Corporate Controller
                                 (and principal accounting officer)

                          EXHIBIT INDEX



Exhibit Number     Description                             Reference
--------------     ------------                            ---------

    23-1           Consent of Accountants (Included        Herewith
                   in Report of Independent
                   Accountants) (Price Waterhouse)

    23-2           Consent of Accountants                  Herewith
                   (Ernst & Young)

    27             Financial Data Schedule                 Herewith